The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Securities code No.: 1734

February 9, 2024

Electronic provision measures commencement date: February 16, 2024

To shareholders

KITA KOUDENSHA Corporation

23-2-10, Kita 11-jō Nishi, Chuo-ku, Sapporo

Representative: Tatsuo Takahashi, President and Representative Director

Notice of Extraordinary General Meeting of Shareholders Convocation

We hereby announce that an extraordinary general meeting of shareholders of the Company will be held as follows.

In convening this general meeting of shareholders, the Company has adopted measures for electric provision of information, and the matters subject to the measures for electronic provision are posted online at the following website under the “Notice of Extraordinary General Meeting of Shareholders Convocation.”

Company website: https://www.kitakoudensha.co.jp

In addition to the above, the matters subject to the measures for electronic provision are also posted online at the following website.

Sapporo Securities Exchange website (Listed Companies site, List of Listed Companies page)

https://www.sse.or.jp/listing/list

Please access the above Sapporo Securities Exchange website and click on “Construction Sector” and then “1734 KITA KOUDENSHA Corporation”, and then see the “Notice of General Meeting of Shareholders Convocation, etc.” in the “List of Submitted Documents” section.)

If you are unable to attend on the day of the meeting, you may exercise your voting rights in writing, so please see the general meeting of shareholders reference materials included in the matters subject to the measures for electronic provision and then express your approval or disapproval on the enclosed voting rights exercise form, and send it so that it arrives by 5:30 p.m., on March 1, 2024 (Friday).

Particulars

1.	Date and time:	10 a.m., March 4, 2024 (Monday)
2.	Venue:	KITA KOUDENSHA Corporation
8F Conference Room, Head Office
23-2-10, Kita 11-jō Nishi, Chuo-ku, Sapporo

3.	Purpose of meeting

Matters for resolution

Proposal No. 1:    Execution of the share exchange agreement between the Company and Mitsubishi Electric Corporation

Proposal No. 2:    Abolition of the provisions regarding the number of shares constituting one unit and partial amendment of articles of incorporation

Proposal No. 3:     Reduction of capital and capital reserve, and disposal of capital surplus

End

*	Please note that we will not be handing out gifts to participants of the general meeting of shareholders.
*	If attending the meeting in person, please present the enclosed voting rights exercise form to the receptionist at the meeting venue.
*	Any voting rights exercise forms without an indication of approval or disapproval for proposals will be deemed to have indicated approval.
*	If you exercise voting rights through a representative, such representative must be one other shareholder with voting rights. Please note a written document certifying the authority of the representative must be submitted.
*	Any revision of the electronic provision measures matters will be notified on the above-mentioned websites.

Reference Materials for General Meeting of Shareholders

Proposals and Reference Matters

Background to Submission of Proposals No. 1 through 3

The Company has been engaged in activities to establish social infrastructure, industrial infrastructure, and comfortable office and living spaces mainly in Hokkaido, Japan, for more than 100 years since its foundation in 1910, with the purpose to contribute to the local community through electrical equipment work. The Company engages in business activities mainly including electrical equipment work and purchases and sales of FA Residential Environment Equipment and Industrial Equipment.

On the other hand, Mitsubishi Electric Corporation (“Mitsubishi Electric,” and collectively with the Company, “The Companies”), in addition to its management policy that balances “growth,” “profitability and efficiency,” and “soundness,” positions its contribution to the realization of sustainability as the cornerstone of its management, based on its fundamental principle to “provide solutions to social challenges through its businesses.” In addition, Mitsubishi Electric is transforming into a “Circular Digital-Engineering Company” that provides solutions centralized on enhanced component systems and data through integration and co-creation of knowledge within and outside the Mitsubishi Electric corporate group (the “Mitsubishi Electric Group”), thereby contributing to solving diversifying social issues.

The relationship between Mitsubishi Electric and the Company started with Mitsubishi Electric’s capital investment in the Company in 1955, and in 1972, the Company transferred its Home Appliance Sales Unit of the Trading Division to Sapporo Mitsubishi Electric Product Sales Corporation. Currently, the Company receives orders for parts of electrical equipment work at facilities in the heavy electric-related business which Mitsubishi Electric focuses on, such as water treatment facilities and power generation plants and substations, and also purchases and sells FA Residential Environment Equipment and Industrial Equipment manufactured by Mitsubishi Electric.

The business environment surrounding the Company has changed drastically over the past few years. In recent years, the business environment in Hokkaido, Japan, where the Company engages in business, has been more severe and uncertain within and without, such as the rising energy prices due to the Russia-Ukraine conflict and the sharp depreciation of the yen, chronic labor shortages, and increasing construction costs due to soaring construction materials prices.

In addition, as a result of contractual default following the bankruptcy of a small wind turbine manufacturer’s subsidiary for sales to Japan, which the Company had a sales agent agreement with, and due to the occurrence of a blade falling accident caused by a manufacturing defect, the Company judged that it would be difficult to ensure the quality and safety of the product, and decided to discontinue the import and sales of the products which led the Company to compensate the power generation companies and incur expenses related to the withdrawal from the small wind turbine business (the “Withdrawal From the Small Wind Turbine Business”).

Furthermore, a suspicion of inappropriate accounting treatment for solar power plant construction work and some other projects (the “Inappropriate Accounting Treatment for Solar Power Projects”) arose, and as a result of the establishment and investigation of the special investigation committee, it was decided to make some corrections to the securities reports and the like for the fiscal year ended March 31, 2021 and earlier. The Company takes seriously the cause analysis and recommendations made by the special investigation committee in its investigation report, and upon repeatedly considering measures to prevent recurrence of such incident, the Company decided on the measures to prevent the recurrence of the incident at the Board of Directors’ meeting and launched the implementation of such measures.

Despite such effort, owing to the significant increase in the construction costs for part of the solar power plant construction work, the Company recorded an operating loss of 2,741.628 million yen, an ordinary loss of 2,588.925 million yen, and a net loss of 2,787.443 million yen, and the balance of loans increased to 3,700 million yen in the fiscal year ended March 31, 2022, which has been giving significant impact on the Company’s fund management plan.

Amid such a rapidly worsening financial situation, the Company, with the intent to rebuilding its management, has been developing measures to prevent recurrence of the Inappropriate Accounting Treatment for Solar Power Projects and formulating a medium- to long-term management plan. However, the Company recorded net assets of 47.027 million yen as at the end of the third quarter of the fiscal year ended March 31, 2022 (net assets as at the end of the fiscal year ended March 31, 2021 was 3,109.903 million yen) due to the recording of losses related to the Inappropriate Accounting Treatment for Solar Power Projects. Thus, in addition to the pressing issue of enhancing capital, since there is a significant uncertainty regarding the going concern assumption due to the lack of prospect in restoring a sound financial position, the Company reached the conclusion that it is difficult to rebuild on its own. Accordingly, the Company came to believe that in order to enhance its corporate value over the medium- to long-term, it is necessary to first recover a sound financial position. Hence, on March 4, 2022, the Company requested that Mitsubishi Electric consider making the Company its wholly owned subsidiary and also additionally investing in the Company.

Under such circumstances, based on the history that the Company had been stably recording revenues and profits grounded on a steady business management policy rooted in the region until the fiscal year ended March 31, 2020, when large losses were incurred due to the Withdrawal From the Small Wind Turbine Business as well as the solar power plant construction work and some other projects, Mitsubishi Electric had been recognizing the necessity of the Company developing a sound financial base and a robust corporate governance system in order to expand the business by returning to solid business operations, targeting among others, the future redevelopment of Sapporo City’s central area, the extension of the Hokkaido Shinkansen (the Series H5 Bullet Train) to Sapporo, and the Hokkaido-Honshu HVDC link and equipment (the underground cable installation within the Seikan Tunnel). As such, in response to the request from the Company, Mitsubishi Electric started to consider various options for supporting the Company, mainly on the Share Exchange (as defined in Proposal No. 1; the same applies hereinafter).

However, in early December 2022, the Company reported to Mitsubishi Electric that additional loss has occurred in relation to the Company’s Takayama Solar Hills Solar Power Plant construction work (the “Takayama Project”) resulting from significant delays in civil engineering work and the increase in civil engineering costs due to the unseasonable weather caused by long rainfall and measures to deal with soft ground and underground obstacles such as and rocks and stones, and that it was unclear how much such loss would expand. As a result of Mitsubishi Electric deciding that it is difficult to proceed with the Share Exchange without the amount of loss from the Takayama Project being determined and realizing that it had no choice but to suspend the considerations on the Share Exchange, on January 25, 2023, the Company received notification from Mitsubishi Electric of the discontinuation of the considerations on the Share Exchange and other supporting measures.

Subsequently, as announced by the Company on May 10, 2023 in the “Notice Concerning the Record of Extraordinary Loss,” the Company received a claim for delay penalty that exceeded the Company’s assumptions during the discussions with the project owner and the promoter regarding the civil engineering delay in the Takayama Project, and consequently, the Company recorded 1,071.958 million yen as such delay penalty and a total extraordinary loss of 1,106.976 million yen in its fiscal year ended March 31, 2023.

Owing partly to the occurrence of such extraordinary loss, the Company recorded an operating loss of 2,059.254 million yen, an ordinary loss of 2,064.358 million yen, and a net loss of 2,880.902 million yen, resulting in an insolvency of 2,638.814 million yen for the fiscal year ended March 31, 2023. As a result, the Company received notification from the Sapporo Securities Exchange (“SSE”) of a stock in the grace period commencing on April 1, 2023 and ending on March 31, 2024 pertaining to delisting on and effective as of June 29, 2023, pursuant to the provision of Article 2(1)(v) of the Stock Delisting Criteria.

On July 18, 2023, the Company notified Mitsubishi Electric via written report that the delivery to the promoter of the Takayama Project has been completed as of June 30, 2023 and that the closing of the project is now in sight, and that the Company requests (the “Reconstruction Support Request”) that the plan to support its reconstruction be reconsidered including the plan to making the Company a wholly owned subsidiary of Mitsubishi Electric and also additionally investing in the Company, which was suspended due to the reason that the effect of the Takayama Project on the corporate valuation cannot be foreseen.

In this regard, if the Share Exchange is not carried out, in light of the fact that the Company has recorded operating loss, ordinary loss and net loss for the past three consecutive fiscal years up to the fiscal year ended March 31, 2023, it is realistic to assume that the Company will also be insolvent in the fiscal year ending March 31, 2024 and become delisted. In the event that the Company is delisted, the Company’s shareholders will not be able to trade their shares on the stock exchange, and there is a possibility that the Company’s shareholders may suffer the disadvantage of their Company stock becoming virtually difficult to be traded. Furthermore, as it will be difficult for the Company to repay and refinance, as agreed, its loans which will mature in April 2024 given the Company’s financial situation without the Share Exchange, if the Share Exchange is not carried out, it can be concretely envisioned that the Company’s cash flow will be disrupted and it will become bankrupt.

At the same time, however, despite the Company’s efforts to resolve the insolvency on its own as stated in the “Notice Concerning the Plans for the Resolution of Insolvency” published on June 30, 2023, it has not managed to promptly and radically improve its business conditions through such efforts, and it will be difficult for it to maintain its market listing and continue business on its own without carrying out the Share Exchange.

In order to explore measures advantageous for minority shareholders than the Share Exchange, parallel to the Share Exchange negotiations with Mitsubishi Electric, the Company sounded out eight prominent revitalization-type investment funds (the “Market Check”), but the terms proposed were less favorable terms for minority shareholders than the Share Exchange proposed by Mitsubishi Electric. As a result, the Company concluded that it is difficult to find a candidate that could offer measures more advantageous for minority shareholders than the Share Exchange.

Based on the above, the Company believes the Share Exchange is the sole measure that avoids disadvantages of delisting and subsequent bankruptcy for stakeholders of the Company such as shareholders, clients and trading banks.

In light of this situation, Mitsubishi Electric has been considering various options to support the Company in response to the Reconstruction Support Request mentioned above from the Company.

If the Company continued to be insolvent, were to be delisted with its current shareholder composition, and further went bankrupt, its business and corporate values would be impaired, and Mitsubishi Electric will suffer, among other things, damage to the value of the Company’s shares held by Mitsubishi Electric and loss in transactions, and there will be significant impact on the stakeholders of Mitsubishi Electric and the Company. Thus, Mitsubishi Electric decided that there is a need to avoid such situation.

Based on the above considerations, Mitsubishi Electric reached a conclusion that, making the Company a wholly owned subsidiary of Mitsubishi Electric through the Share Exchange and then considering all options that contribute to the maintenance and enhancement of the corporate value of both the Company and Mitsubishi Electric while Mitsubishi Electric provides financial support to the Company, will allow the Company’s business to continue in the future and it is the optimum measure to contribute to the maintenance and enhancement of the corporate value of both Mitsubishi Electric and the Company, and has decided to conduct the Share Exchange.

Furthermore, as it is difficult for the Company to maintain its listing and continue business on its own due to the realistic assumption that it will become delisted and bankrupt if the Share Exchange is not carried out, and as the result of the Market Check shows that there is no potential candidate who could propose more favorable terms for minority shareholders, the Company came to conclude that the Share Exchange that Mitsubishi Electric proposes is the sole measure wherein the Company can benefit from maintaining credibility from the stakeholders while avoiding the disadvantage from the Company becoming delisted and bankrupt, and it is the optimum measure from the perspective of business continuity and maintenance and enhancement of the Company’s corporate value.

Proposal No. 1 Execution of the share exchange agreement between the Company and Mitsubishi Electric Corporation

The Company and Mitsubishi Electric Corporation resolved at the Board of Directors’ meeting of the Company and the Executive Officers’ Meeting of Mitsubishi Electric held on January 9, 2024 to conduct a share exchange (the “Share Exchange”) wherein Mitsubishi Electric is the wholly owning parent company resulting from the share exchange and the Company is the wholly owned subsidiary resulting from the share exchange, and on the same day, the Companies concluded a share exchange agreement (the “Share Exchange Agreement”).

Accordingly, we request your approval of the Share Exchange Agreement in this proposal.

The Share Exchange is scheduled to be carried out with the effective date as April 15, 2024 upon the Company obtaining approval at this general meeting of shareholders. Mitsubishi Electric, on the other hand, will not obtain approval by a resolution of the general meeting of shareholders in accordance with the simplified share exchange procedure pursuant to Article 796(2) of the Companies Act.

Prior to the effective date of the Share Exchange, the Company stock is scheduled to be delisted from the SSE as of April 11, 2024 (the last trading date will be April 10, 2024).

1.    Reasons for the Share Exchange

Please see “Background to Submission of Proposals No. 1 through 3.”

2.     Outline of the Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement concluded between the Company and Mitsubishi Electric on January 8, 2024 are as follows.

Share Exchange Agreement (Copy)

Mitsubishi Electric Corporation (“Mitsubishi Electric”) and KITA KOUDENSHA Corporation (“KITA KOUDENSHA”) hereby enter into this share exchange agreement (this “Agreement”) as follows as of January 9, 2024 (the “Agreement Execution Date”).

Article 1 Method of share exchange

Mitsubishi Electric and KITA KOUDENSHA, in accordance with the stipulations in this Agreement, shall conduct a share exchange whereby Mitsubishi Electric will become the wholly owning parent company resulting from the share exchange and KITA KOUDENSHA will become the wholly owned subsidiary resulting from the share exchange (the “Share Exchange”).

Article 2 Trade name and address

The trade name and address of Mitsubishi Electric and KITA KOUDENSHA are as follows.

(1)       Mitsubishi Electric: Wholly owning parent company resulting from the share exchange

(Trade name) Mitsubishi Electric Corporation

(Address) 7-3 Marunouchi 2-chome, Chiyoda-ku, Tokyo

(2)       KITA KOUDENSHA: Wholly owned subsidiary resulting from the share exchange

(Trade name) KITA KOUDENSHA Corporation

(Address) 23-2-10, Kita 11-jō Nishi, Chuo-ku, Sapporo

Article 3 Money, etc. to be delivered at the time of the Share Exchange, and allocation thereof

1.	At the time of the Share Exchange, Mitsubishi Electric shall deliver to shareholders of KITA KOUDENSHA (excluding Mitsubishi Electric; the “Allotment Qualifying Shareholders”) a number of shares of Mitsubishi Electric equal to the number of shares of KITA KOUDENSHA held by such shareholders immediately prior to the Share Exchange becoming effective multiplied by 0.260.
2.	At the time of the Share Exchange, Mitsubishi Electric shall allot Mitsubishi Electric stock to the Allotment Qualifying Shareholders at a ratio of 0.260 shares of Mitsubishi Electric per share of owned KITA KOUDENSHA stock.
3.	Any fractions of less than one share of Mitsubishi Electric stock delivered by Mitsubishi Electric to the Allotment Qualifying Shareholders in accordance with Article 3.1 and Article 3.2 above shall be processed in accordance with Article 234 of the Companies Act.

Article 4 Capital and capital reserves of Mitsubishi Electric

The capital and capital reserves of Mitsubishi Electric shall not be increased as a result of the Share Exchange.

Article 5 Effective Date

The Share Exchange shall become effective (the “Effective Date”) as of April 15, 2024; provided, however, that Mitsubishi Electric and KITA KOUDENSHA may amend the Effective Date through discussion and agreement if necessary due to the progress of procedures for the Share Exchange or if otherwise necessary.

Article 6 General meeting of shareholders resolutions

1.	Mitsubishi Electric will carry out the Share Exchange without obtaining approval for this Agreement in the form of a resolution of a general meeting of its shareholders as set forth in Article 795(1) of the Companies Act in accordance with the provisions of Article 796(2) of the Companies Act; provided, however, that if it becomes necessary to obtain approval for this Agreement by a resolution of a general meeting of its shareholders in relation to the Share Exchange as set forth in Article 796(3) of the Companies Act, Mitsubishi Electric shall seek a resolution of a general meeting of its shareholders for the approval of this Agreement and necessary matters for the Share Exchange by the day prior to the Effective Date.
2.	KITA KOUDENSHA shall seek a resolution of a general meeting of its shareholders for the approval of this Agreement and necessary matters for the Share Exchange by the day prior to the Effective Date.

Article 7 Treatment of own shares

KITA KOUDENSHA shall, immediately prior to the time the Share Exchange becomes effective, cancel all treasury shares it holds immediately prior to the time the Share Exchange becomes effective (including treasury shares to be acquired through the purchase of shares pertaining to the dissenting shareholders’ appraisal rights as provided in Article 785(1) of the Companies Act to be exercised in connection with the Share Exchange) pursuant to a resolution at a meeting of its Board of Directors of held no later than the day prior to the Effective Date.

Article 8 Management, etc. of company assets

Between the Agreement Execution Date and the Effective Date, Mitsubishi Electric and KITA KOUDENSHA shall each perform their business and the management and operation of assets with the care of a prudent manager, and conduct matters that have a material effect, or may have a material effect, on their assets or their rights and obligations (including the distribution of capital surplus by KITA KOUDENSHA) only after consulting and agreeing with the other party in advance.

Article 9 Amendment of the terms of the Share Exchange and cancellation of this Agreement

Between the Agreement Execution Date and the Effective Date, Mitsubishi Electric and KITA KOUDENSHA may, through consultation and agreement, amend the terms of the Share Exchange or otherwise amend the content of or cancel this Agreement if there is a major change in the assets or the business situation of Mitsubishi Electric or KITA KOUDENSHA, a major obstacle to the implementation of the Share Exchange has occurred or become apparent, or if it is otherwise difficult to achieve the purpose of the Share Exchange.

Article 10 Effect of the Share Exchange

This Agreement shall become invalid if, prior to the Effective Date, the approval of the general meeting of shareholders of Mitsubishi Electric and KITA KOUDENSHA set forth in Article 6 is not obtained, the necessary approval, etc. of relevant authorities, etc. that are legally required prior to the Share Exchange being implemented (including the waiting period for notifications to be made for the Share Exchange by Mitsubishi Electric and the Allotment Qualifying Shareholders pursuant to the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947) not ending by the day before the Effective Date, and measures or procedures being taken by the Japan Fair Trade Commission that impede the Share Exchange, such as a cease and desist order, etc.), or if this Agreement is cancelled pursuant to Article 9.

Article 11 Governing law and jurisdiction

1.	This Agreement shall be governed by, and interpreted in accordance with, the laws of Japan.
2.	The Tokyo District Court shall be agreed exclusive court in the first instance for any disputes relating to this Agreement.

Article 12 Consultation matters

Mitsubishi Electric and KITA KOUDENSHA shall consult and agree on matters necessary for the Share Exchange that are not set forth in this Agreement, in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by affixing their names and seals hereto, and each has retained one copy hereof.

January 9, 2024

Mitsubishi Electric:      Mitsubishi Electric Corporation

7-3 Marunouchi 2-chome, Chiyoda-ku, Tokyo

Kei Uruma, Representative Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by affixing their names and seals hereto, and each has retained one copy hereof.

January 9, 2024

KITA KOUDENSHA:  KITA KOUDENSHA Corporation

23-2-10, Kita 11-jō Nishi, Chuo-ku, Sapporo

Tatsuo Takahashi, Representative Director

3.	Adequacy of Share Exchange Consideration
(1)	Total Share Exchange Consideration and Adequacy of Total Amount

(i)       Details of the Allotment Pertaining to the Share Exchange

Company name	Mitsubishi Electric (Wholly owning parent company resulting from the share exchange)	The Company (Wholly owned subsidiary resulting from the share exchange)
Allotment ratio of shares pertaining to the Share Exchange	1	0.260
Number of shares to be delivered as a result of the Share Exchange	Common stock of Mitsubishi Electric: 118,834 shares (planned)

(Note 1) Allotment ratio of shares

0.260 shares of Mitsubishi Electric common stock (the “Mitsubishi Electric Stock”) shall be allotted and delivered for each the Company stock. Provided, however, that no shares will be allotted through the Share Exchange for the Company stock held by Mitsubishi Electric (173,600 shares as of January 9, 2024). The aforementioned share exchange ratio is subject to change upon consultation and agreement between the Companies in the event of any material change in the terms and conditions on which the calculation is based.

(Note 2) Number of Mitsubishi Electric Stock to be delivered as a result of the Share Exchange

Mitsubishi Electric shall deliver the number of Mitsubishi Electric Stock calculated based on the allotment ratio (the “Share Exchange Ratio”) applicable to the shares pertaining to the Share Exchange that will be used in the Share Exchange as described in 3(1)(i). “Details of the Allotment Pertaining to the Share Exchange” above to the shareholders of the Company (excluding Mitsubishi Electric) at the time (the “Standard Time”) immediately prior to the time when Mitsubishi Electric acquires all the Company stock (excluding the Company Stock held by Mitsubishi Electric) through the Share Exchange in exchange of the Company stock they hold. Furthermore, pursuant to the resolution of the Board of Directors’ meeting of the Company to be held no later than the day prior to the effective date of the Share Exchange, the Company plans to cancel all of the treasury shares it holds and the treasury shares it will hold up to the Standard Time (including the treasury shares to be acquired through the purchase of shares pertaining to the dissenting shareholders’ appraisal rights as provided in Article 785(1) of the Companies Act to be exercised in connection with the Share Exchange) as of the Standard Time. The number of shares to be delivered by Mitsubishi Electric as a result of the Share Exchange is subject to change in the future due to the acquisition and cancellation of the Company’s treasury shares.

The Mitsubishi Electric Stock to be delivered through the Share Exchange are planned to be allocated entirely from the treasury shares held by Mitsubishi Electric, and Mitsubishi Electric does not plan to issue new shares.

(Note 3) Handling of shares less than one unit

Shareholders who will hold shares less than one unit of Mitsubishi Electric as a result of the Share Exchange may use the following systems applicable to Mitsubishi Electric Stock. Shares less than one unit cannot be sold on the financial instruments exchange market.

A	System requiring additional purchase for shares less than one unit (additional purchase to constitute 100 shares)

Pursuant to the provision of Article 194(1) of the Companies Act, shareholders who hold shares less than one unit of Mitsubishi Electric may purchase from Mitsubishi Electric additional number of shares that constitute one share unit together with the number of shares they already hold.

B	System requesting purchase of shares less than one unit (sale of shares less than one unit)

Pursuant to the provision of Article 192(1) of the Companies Act, shareholders who hold shares less than one unit of Mitsubishi Electric may request Mitsubishi Electric to purchase the shares less than one unit that they hold.

(Note 4) Handling of fractional share

Pursuant to the provision of Article 234 of the Companies Act and other related laws and regulations, the shareholders of the Company who will receive an allotment of fractional share of Mitsubishi Electric Stock through the Share Exchange shall be entitled to sell the number of Mitsubishi Electric Stock equivalent to the total number of such fraction (any fraction of less than one share in the total number shall be rounded down), and Mitsubishi Electric shall pay the proceeds of the sale to such shareholders in proportion to the fraction of the share.

(ii)       Basis for the Details of Allotment Pertaining to the Share Exchange

A	Basis and Reasons for the Details of the Allotment

In order to ensure fairness and appropriateness in calculating the Share Exchange Ratio, Mitsubishi Electric and the Company have separately requested third-party valuation institutions independent of the Companies to calculate the Share Exchange Ratio. Mitsubishi Electric appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) around late September 2022 and the Company appointed AGS Consulting Co., Ltd. (“AGS”) around mid-November 2022 as its financial advisor and third-party valuation institution, respectively. Further, the Company selected Plutus Consulting Co., Ltd. (“Plutus”) as an additional third-party valuation institution around mid-December 2023 as nominated by the Special Committee (defined below).

As described in 3. (3)(i) “Measures to Ensure Fairness” below, as a result of extensive negotiations and discussions between the Companies, based on the share exchange ratio valuation report received as of January 5, 2024 and financial advice from Daiwa Securities, which is Mitsubishi Electric’s financial advisor and third-party valuation institution, as well as advice from Mori Hamada & Matsumoto, which is Mitsubishi Electric’s legal advisor, and the results of due diligence conducted by Mitsubishi Electric on the Company, and upon comprehensively considering factors including the financial conditions, asset conditions, future outlooks of Mitsubishi Electric and the Company, Mitsubishi Electric reached the conclusion that the Share Exchange Ratio is appropriate and will not harm the interests of the shareholders of Mitsubishi Electric, and thus, Mitsubishi Electric determined that it is appropriate to carry out the Share Exchange based on the Share Exchange Ratio.

Meanwhile, the Company conducted a careful examination and discussion upon taking into account the share exchange ratio valuation report received from AGS, which is the Company’s financial advisor and third-party valuation institution, the share exchange ratio valuation report received from Plutus, an additional third-party valuation institution, as nominated by the Special Committee, and the written opinion stating that the Share Exchange Ratio is appropriate or fair from a financial point of view (the “Fairness Opinion”), advice from Hibiya-Nakata, which is the Company’s legal advisor, results of due diligence conducted by the Company on Mitsubishi Electric, and instructions, advice, reports, etc. from a special committee (the “Special Committee”) consisting of independent members who have no interest in Mitsubishi Electric as described in B(B) “Outline of the calculation” below and 3. (3)(i) “Measures to Ensure Fairness” below regarding the Share Exchange Ratio. As a result, the Company has determined it is appropriate to carry out the Share Exchange based on the Share Exchange Ratio and that it will not harm the interests of the shareholders of the Company. Although the exchange consideration for the Share Exchange is a discount from the recent market value of the Company, the Company determined that the exchange consideration for the Share Exchange is appropriate in light of, as mentioned above, the difficulty in the Company maintaining its listing and continuing business on its own due to the realistic assumption that it will become delisted and bankrupt if the Share Exchange is not carried out, and the result of the Market Check showing that there is no potential candidate who could propose more favorable terms for minority shareholders, as well as the discount rates adopted in similar cases in similar circumstances.

Accordingly, in accordance with the resolutions of the Executive Officers’ Meeting of Mitsubishi Electric and the Board of Directors’ meeting of the Company both held on January 9, 2024 respectively regarding the implementation of the Share Exchange based on the Share Exchange Ratio, the Companies concluded the Share Exchange Agreement.

Pursuant to the Share Exchange Agreement, the Share Exchange Ratio is subject to change upon consultation between the Companies in the event of any material change in the terms and conditions on which the calculation is based.

B	Matters Concerning Calculation

(A) Name of the valuation institution and relationship with the listed company

Daiwa Securities, the third-party valuation institution of Mitsubishi Electric, and AGS and Plutus, the third-party valuation institution of the Company, are both valuation institutions independent of Mitsubishi Electric and the Company. Daiwa Securities and AGS are not related parties of Mitsubishi Electric or the Company, and do not have any significant interest in the Share Exchange that should be noted.

In addition, after confirming that there are no independence issues with AGS and Plutus, the Special Committee approved it as a third-party valuation institution of the Company.

The compensation to AGS and Plutus pertaining to the Share Exchange is comprised solely of fixed compensation to be paid regardless of the success or failure of the Share Exchange, and does not include contingency fees to be paid upon the condition of successful completion of the Share Exchange.

(B) Outline of the calculation

For Mitsubishi Electric, since it is listed on a financial instruments exchange and there exists a market share price, Daiwa Securities adopted the market share price average method for the calculation (using January 5, 2024 as the base date, which is the calculation base date, the market share price was analyzed based on the simple average closing price of Mitsubishi Electric Stock on the Prime Market of Tokyo Stock Exchange, Inc. (the “TSE”) over the last six-months period from July 6, 2023 to the calculation base date, the last three-months period from October 6, 2023 to the calculation base date, the last one-month period from December 6, 2023 to the calculation base date, and the closing price as of the base date).

As to the Company, since it is listed on a financial instruments exchange and has a market share price, the market share price average method was adopted (using January 5, 2024 as the base date, which is the calculation base date, the market share price was analyzed based on the average closing price for the days which trading volumes were recorded for the Company stock on the SSE over the last six-months period from July 6, 2023 to the calculation base date, the last three-months period from October 6, 2023 to the calculation base date, the last one-month period from December 6, 2023 to the calculation base date, and the closing price as of the base date), as well as the discounted cash flow (the “DCF”) method in order to reflect the status of future business activities in the evaluation.

Under the DCF method, the corporate value and share value are assessed by discounting the future cash flows based on the business plan for the fiscal years ending March 31, 2024 through March 31, 2027, prepared by the Company, to the present value at a certain discount rate. The discount rate ranges from 7.08% to 7.91%. The perpetual growth rate method is used to calculate the going concern value, and the perpetual growth rate is 0.00% to 0.50%.

The calculation range of the share exchange ratio of the Company stock under the respective valuation methods when the share value per share of Mitsubishi Electric Stock is set at one is as follows.

Adopted method		Calculation range of the share exchange ratio
Mitsubishi Electric	The Company
Market share price average method	Market share price average method	0.644 to 0.682
	DCF method	0.098 to 0.745

 In calculating the above share exchange ratio, Daiwa Securities used materials and information that was provided from the Companies and information available to the public principally on an as is basis on the assumption that the entire materials and information used for the analysis and examination are accurate and complete, and Daiwa Securities has not independently verified, and assume no obligation to do so, the accuracy or the completeness of such materials and information. Daiwa Securities assumed, among other things, that there are no facts undisclosed to Daiwa Securities that could have a material impact on the calculation of the share exchange ratio. Daiwa Securities has not undertaken an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative instruments, off-balance-sheet assets and liabilities, and other contingent liabilities) of Mitsubishi Electric and the Company and their subsidiaries and affiliated companies, including analysis and evaluation of the individual assets and liabilities, nor did it make any request to a third party for an evaluation, appraisal or assessment. Daiwa Securities assumed that the financial forecasts and other forward-looking information provided by the Companies have been reasonably reviewed, considered or prepared based on the best currently available forecasts and judgments by the management of the Company, and with the consent of the Company, Daiwa Securities has relied on such information without independent verification. Calculations by Daiwa Securities are based on financial, economic, market and other conditions as of January 5, 2024.

The calculation results of the share exchange ratio submitted by Daiwa Securities do not express an opinion on the fairness of the share exchange ratio in the Share Exchange.

The business plan of the Company, which Daiwa Securities used as the premise for the calculation using the DCF method, includes a fiscal year in which a significant increase or decrease in profit is expected. Specifically, increase in profit is expected in the fiscal year ending March 31, 2024 owing to the facts that the delivery to the promotor of the Takayama Project has been completed, and the cost of revenue due to the significant increase in civil engineering costs for the Takayama Project that was recorded in the fiscal years ended March 31, 2022 and 2023 respectively will not be recorded. In addition, excluding the reduction in costs to maintain listing, the synergy effects expected to be realized by the implementation of the Share Exchange are not reflected in the financial forecasts used as the basis for the DCF method valuation, because it is difficult to estimate specifically the impact on earnings at this time. However, as the financial forecasts reflect the impact of the financial support expected to be realized from the implementation of the Share Exchange, assuming the continuation of the Company’s business, it is based on the assumption that the Share Exchange will be implemented. The financial forecasts that do not assume the implication of the Share Exchange anticipate difficulties in continuing the business during the planned term, so they are not used as the basis for the DCF method valuation.

In addition, the business plan of the Company, which Daiwa Securities used as the basis for the calculation using the DCF method, has factored in the tax burden reduction effect from the reduction of capital and capital reserve with an effective date of March 29, 2024, which is described in Proposal No. 3 “Reduction of capital and capital reserve, and disposal of capital surplus.”

Meanwhile, for Mitsubishi Electric, since it is listed on a financial instruments exchange and there exists a market share price, AGS adopted the market share price method for the calculation, and for the Company, since it is listed on a financial instruments exchange and there exists a market share price, the market share price method was adopted, as well as the DCF method in order to reflect the status of future business activities in the evaluation.

The calculation range of the share exchange ratio of the Company stock under the respective valuation methods when the share value per share of Mitsubishi Electric Stock is set at one is as follows.

Adopted method		Calculation range of the share exchange ratio
Mitsubishi Electric	The Company
Market share price method	Market share price method	0.644 to 0.682
	DCF method	0.000 to 0.529

 Under the market share price method, for Mitsubishi Electric, using January 5, 2024 as the calculation base date, the simple average closing price of Mitsubishi Electric Stock on the Prime Market of TSE over the last six-months period from July 6, 2023 to the calculation base date, the last three-months period from October 6, 2023 to the calculation base date, the last one-month period from December 6, 2023 to the calculation base date, and the closing price as of the base date were adopted. For the Company, using January 5, 2024 as the calculation base date, the simple average closing price of the Company of SSE over the last six-months period from July 6, 2023 to the calculation base date, the last three-months period from October 6, 2023 to the calculation base date, the last one-month period from December 6, 2023 to the calculation base date, and the closing price as of the base date were adopted.

Under the DCF method, the corporate value and share value are assessed by discounting the future cash flows based on the business plan for the fiscal years ending March 31, 2024 through March 31, 2027, prepared by the Company, to the present value at a certain discount rate. The discount rate ranges from 5.89 % to 6.89%. The perpetual growth rate method is used to calculate the going concern value, and the perpetual growth rate is 0%.

In calculating the above share exchange ratio, AGS used materials and information that was provided from the Companies and information available to the public principally on an as is basis on the assumption that the entire materials and information used for the analysis and examination are accurate and complete, and AGS has not independently verified, and assume no obligation to do so, the accuracy or the completeness of such materials and information. AGS assumed, among other things, that there are no facts undisclosed to AGS that could have a material impact on the calculation of the share exchange ratio. AGS has not undertaken an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative instruments, off-balance-sheet assets and liabilities, and other contingent liabilities) of Mitsubishi Electric and the Company and their subsidiaries and affiliated companies, including analysis and evaluation of the individual assets and liabilities, nor did it make any request to a third party for an evaluation, appraisal or assessment. AGS assumed that the financial forecasts and other forward-looking information provided by the Companies have been reasonably reviewed, considered or prepared based on the best currently available forecasts and judgments by the management of the Company, and with the consent of the Company, AGS has relied on such information without independent verification. Calculations by AGS are based on financial, economic, market and other conditions as of January 5, 2024.

The calculation results of the share exchange ratio submitted by AGS do not express an opinion on the fairness of the share exchange ratio in the Share Exchange.

The business plan of the Company, which AGS used as the premise for the calculation using the DCF method, includes a fiscal year in which a significant increase or decrease in profit is expected. Specifically, increase in profit is expected in the fiscal year ending March 31, 2024 owing to the facts that the delivery to the promotor of the Takayama Project has been completed, and the cost of revenue due to the significant increase in civil engineering costs for the Takayama Project that was recorded in the fiscal years ended March 31, 2022 and 2023 respectively will not be recorded. In addition, the synergy effects expected to be realized by the implementation of the Share Exchange are not reflected in the financial forecasts used as the basis for the DCF method valuation, because, excluding the reduction in costs to maintain listing, it is difficult to estimate specifically the impact on earnings at this time. However, as the financial forecasts reflect the impact of the financial support expected to be realized from the implementation of the Share Exchange, assuming the continuation of the Company’s business, it is based on the assumption that the Share Exchange will be implemented. The financial forecasts that do not assume the implication of the Share Exchange anticipate difficulties in continuing the business during the planned term, so they are not used as the basis for the DCF method valuation.

In addition, the business plan of the Company, which AGS used as the basis for the calculation using the DCF method, has factored in the tax burden reduction effect from the reduction of capital and capital reserve with an effective date of March 29, 2024, which is described in Proposal No. 3 “Reduction of capital and capital reserve, and disposal of capital surplus.”

For Mitsubishi Electric, since it is listed on a financial instruments exchange and there exists a market share price, Plutus adopted the market share price method for the calculation, whereas for the Company, since it is listed on a financial instruments exchange and there exists a market share price, the market share price method was adopted, as well as the DCF method in order to reflect the status of future business activities in the evaluation.

The calculation range of the share exchange ratio of the Company stock under the respective valuation methods when the share value per share of Mitsubishi Electric Stock is set at one is as follows.

Adopted method		Calculation range of the share exchange ratio
Mitsubishi Electric	The Company
Market share price method	Market share price method	0.644 to 0.682
	DCF method	0.000 to 0.369

Under the market share price method, for Mitsubishi Electric, using January 5, 2024 as the calculation base date, the simple average closing price of Mitsubishi Electric Stock on the Prime Market of TSE over the last six-months period from July 6, 2023 to the calculation base date, the last three-months period from October 6, 2023 to the calculation base date, the last one-month period from December 6, 2023 to the calculation base date, and the closing price as of the base date were adopted. For the Company, using January 5, 2024 as the calculation base date, the simple average closing price of the Company of SSE over the last six-months period from July 6, 2023 to the calculation base date, the last three-months period from October 6, 2023 to the calculation base date, the last one-month period from December 6, 2023 to the calculation base date, and the closing price as of the base date were adopted.

Under the DCF method, the corporate value and share value are assessed by discounting the future cash flows based on the business plan for the fiscal years ending March 31, 2024 through March 31, 2027, prepared by the Company, to the present value at a certain discount rate. The discount rate ranges from 6.033% to 7.704%. The perpetual growth rate method is used to calculate the going concern value, and the perpetual growth rate is 0%.

The business plan of the Company, which Plutus used as the premise for the calculation using the DCF method, includes a fiscal year in which a significant increase or decrease in profit is expected. Specifically, increase in profit is expected in the fiscal year ending March 31, 2024 owing to the facts that the delivery to the promotor of the Takayama Project has been completed, and the cost of revenue due to the significant increase in civil engineering costs for the Takayama Project that was recorded in the fiscal years ending March 31, 2022 and 2023 respectively will not be recorded. In addition, the synergy effects expected to be realized by the implementation of the Share Exchange are not reflected in the financial forecasts used as the basis for the DCF method valuation, because, excluding the reduction in costs to maintain listing, it is difficult to estimate specifically the impact on earnings at this time. However, as the financial forecasts reflect the impact of the financial support expected to be realized from the implementation of the Share Exchange, assuming the continuation of the Company’s business, it is based on the assumption that the Share Exchange will be implemented. The financial forecasts that do not assume the implication of the Share Exchange anticipate difficulties in continuing the business during the planned term, so they are not used as the basis for the DCF method valuation.

In addition, the business plan of the Company, which Plutus used as the basis for the calculation using the DCF method, has factored in the tax burden reduction effect from the reduction of capital and capital reserve with an effective date of March 29, 2024, which is described in Proposal No. 3 “Reduction of capital and capital reserve, and disposal of capital surplus.”

The Company obtained the Fairness Opinion from Plutus on January 5, 2024. The Fairness Opinion expresses the view that the Share Exchange ratio agreed between both parties is fair to minority shareholders of the Company from a financial point of view in light of the business plan prepared by the Company and the result, etc. of share exchange ratio calculations based on the market share prices of both parties. The Fairness Opinion was issued after Plutus received disclosure from the Company of its business situation and future business plan, etc., the result of the share exchange ratio calculation after receiving an explanation of such factors, and examined through a question and answer session on the outline, background, and purpose of the Share Exchange from both parties, and the business environment of both parties, the economy, market and financial climate, etc. to the extent considered necessary by Plutus, as well as completion of a review procedure by a review committee independent of the engagement team at Plutus.

(Note 1) In preparing and submitting the Fairness Opinion, and calculating the above share exchange ratio on which this was based, Plutus assumed and relied on the basic materials that were provided by the Company, information available to the public, and information heard from both companies being accurate and complete, and there being no matters that may have a material impact on the calculation of the share exchange ratio that are undisclosed, and has not independently verified, and assumes no obligation to do so, the accuracy or the completeness of such materials and information outside the above procedures.

Plutus has not undertaken its own evaluation or appraisal of any of the assets or liabilities (including, but not limited to, off-balance-sheet assets and liabilities, and other contingent liabilities) of Mitsubishi Electric, the Company or Mitsubishi Electric’s affiliated companies, including analysis and evaluation of the individual assets and liabilities, and has not received submission of any written evaluation or written appraisal on such matters from Mitsubishi Electric, the Company or Mitsubishi Electric’s affiliated companies. Plutus has not evaluated the creditworthiness of Mitsubishi Electric, the Company or Mitsubishi Electric’s affiliated companies under applicable laws in relation to insolvency, payment suspension, or matters similar to these.

Plutus assumes that the business plan and other materials of the Company used as basic materials have been reasonably prepared based on the best currently available forecasts and judgments by the management of the Company, and Plutus does not guarantee their feasibility, nor represent any view on the analysis and forecasts based on which they were prepared, or the assumptions that formed the basis of these.

Plutus assumes that the Share Exchange Agreement was lawfully and validly prepared and executed and approved at the General Meeting of Shareholders of the Company, that the Share Exchange will be lawfully and validly implemented in accordance with the terms of the Share Exchange Agreement, and that the Share Exchange is completed in accordance with the terms of the Share Exchange Agreement without waiver, revision or amendment of material conditions and agreed matters in the Share Exchange Agreement. Plutus also assumes that the Share Exchange is lawfully and validly implemented, that the tax effect of the Share Exchange does not differ to the expectations of the parties, and that all consents, approvals and authorizations from the government, regulatory authorities and others necessary for the implementation of the Share Exchange have been obtained without any loss of benefits expected to be gained from the Share Exchange, and assumes no obligation to independently examine these. Plutus has not been requested by the Company to examine the decision-making of the Company in relation to the implementation of the Share Exchange, or to examine the Share Exchange in comparison with other strategic choices, and has not done so. Plutus is not an accounting, tax, or legal expert, and has not independently analyzed or examined the legality or validity of any matter relating to the Share Exchange, or the adequacy of accounting or tax treatment, and assumes no obligation to do so. Plutus has assumed that the envisaged tax effect for the Share Exchange as presented by the Company will be realized.

The Fairness Opinion states the views of Plutus as of the preparation date as to whether or not the Share Exchange Ratio agreed between the parties is fair to minority shareholders of the Company from a financial point of view based on financial and capital markets, economic conditions, and other circumstances as of the preparation date, as well as information shared with or obtained by Plutus up to the preparation date, and Plutus has no obligation to revise, amend, or supplement the Fairness Opinion in the event such basis changes due to subsequent developments.

 Plutus does not speculate or suggest a view on matters other than matters explicitly mentioned in the Fairness Opinion or subsequent to the submission date of the Fairness Opinion. The Fairness Opinion only expresses an opinion on the fairness of the Share Exchange Ratio for minority shareholders of the Company from a financial point of view, and expresses no opinion on the owners, creditors, or other related parties for securities issued by the Company, and does not recommend any action in relation to the Share Exchange to shareholders of the Company.

The Fairness Opinion was submitted by Plutus for the purpose of being used as basic materials for the Board of Directors and the Special Committee of the Company to make a decision on the Share Exchange Ratio, and cannot be relied on by anyone else.

(2)       Reasons for Selecting such Types of Assets as Share Exchange Consideration

The Company and Mitsubishi Electric have selected the common stock of Mitsubishi Electric, which will be the wholly owning parent company resulting from the share exchange, as the consideration for the Share Exchange.

With regard to such exchange consideration, the Company determined that the Mitsubishi Electric Stock would be appropriate exchange consideration for the Share Exchange based on factors such as (i) the Mitsubishi Electric Stock being listed on the Prime Market of the TSE, meaning it will continue to be tradable on the Prime Market of the TSE following the Effective Date of the Share Exchange, and (ii) the shareholders of the Company, who will become shareholders of Mitsubishi Electric, being able to enjoy the benefits produced by the integration effects resulting from the Company becoming a wholly owned subsidiary through the Share Exchange going forward.

As a result of the Share Exchange, the Company will become a wholly owned subsidiary of Mitsubishi Electric as of its effective date (scheduled for April 15, 2024). Prior to this, the Company stock are scheduled to be delisted as of April 11, 2024 (the last trading date will be April 10, 2024) following the prescribed procedures pursuant to the delisting criteria of the SSE. The Company stock will no longer be tradable on the SSE after the delisting, but Mitsubishi Electric Stock which will be allotted to the shareholders of the Company on the effective date of the Share Exchange is listed on the Prime Market of the TSE. Thus, although some shareholders may only receive an allotment of shares less than one unit, shares of one unit or more will continue to be tradable on the financial instruments exchange and the liquidity of the shares continues to remain available.

On the other hand, shareholders who will hold shares less than one unit of Mitsubishi Electric as a result of the Share Exchange will not be able to sell such shares less than one unit on the financial instruments exchange, but such shareholders are entitled to use the system requesting purchase of shares less than one unit applicable to Mitsubishi Electric Stock. It is also possible to use the system requiring additional purchase for shares less than one unit applicable to Mitsubishi Electric Stock and additionally purchase from Mitsubishi Electric the number of shares necessary to constitute one unit together with the number of shares already held by such shareholder. Please refer to 3. (1)(i)(Note 3) “Handling of shares less than one unit” above for an outline of such handling. For details on the handling of fractional share arising from the Share Exchange, please refer to 3. (1)(i) (Note 4) “Handling of fractional share” above.

The common shareholders of the Company may continue to trade their Company stock on the SSE as in the past until the last trading day, namely April 10, 2024 (scheduled), or may exercise their legal rights provided for in the Companies Act and other relevant laws and regulations.

(3)       Matters Considered to Prevent Harming the Interests of Shareholders of the Company

(i)       Measures to Ensure Fairness

In light of the facts that Mitsubishi Electric holds 173,600 shares of the Company stock (representing 27.53% (rounded to the nearest two decimal places; the same applies hereinafter regarding the calculation of ownership ratio) of the proportion (the “Ownership Ratio”) to the aggregate of 630,655 shares of outstanding shares (excluding treasury shares) as of September 30, 2023) making Mitsubishi Electric the largest and major shareholder of the Company, and there are directors at the Company who concurrently serve as officers and employees of Mitsubishi Electric as well as directors who formerly worked at Mitsubishi Electric, the Companies determined that it is necessary to ensure the fairness of the Share Exchange, and implemented the following measures to ensure fairness.

A       Valuation reports obtained from independent third-party valuation institutions

Mitsubishi Electric appointed Daiwa Securities, a third-party valuation institution independent from Mitsubishi Electric and the Company, as the valuation institution pertaining to the share exchange ratio for the Share Exchange, and obtained a valuation report on the share exchange ratio as of January 5, 2024. Please refer to 3. (1)(ii)B “Matters Concerning Calculation” above for an overview of the valuation report.

The Company appointed AGS and Plutus, a third-party valuation institution independent from Mitsubishi Electric and the Company, as the valuation institution pertaining to the share exchange ratio for the Share Exchange, and obtained a valuation report on the share exchange ratio from each of AGS and Plutus as of January 5, 2024. Please refer to 3. (1)(ii)B “Matters Concerning Calculation” for an overview of the valuation report.

Further, the Company has obtained the Fairness Opinion from Plutus, a third-party valuation institution that is independent of the Company and Mitsubishi Electric.

B       Advice from independent law firms

Mitsubishi Electric appointed Mori Hamada & Matsumoto as its legal advisor for the Share Exchange, and receives legal advice from Mori Hamada & Matsumoto regarding the various procedures of the Share Exchange and methods and processes of decision-making of the Executive Officers’ Meeting. Mori Hamada & Matsumoto is independent from Mitsubishi Electric and the Company, and does not have any material interest in Mitsubishi Electric or the Company.

The Company appointed Hibiya-Nakata as its legal advisor for the Share Exchange, and receives legal advice from Hibiya-Nakata regarding the various procedures of the Share Exchange and methods and processes of decision-making by the Board of Directors. Hibiya-Nakata is independent from Mitsubishi Electric and the Company, and does not have any material interest in Mitsubishi Electric or the Company.

(ii)       Measures to Avoid Conflicts of Interest

Since Mitsubishi Electric holds 173,600 shares (Ownership Ratio: 27.53%) of the Company stock and is the largest and major shareholder of the Company, and there are directors at the Company who concurrently serve as officers and employees of Mitsubishi Electric as well as directors who formerly worked at Mitsubishi Electric, the Company has implemented the following measures to avoid conflicts of interest.

A       Obtainment by the Company of a report from special committee with no interest

The Company, by the resolution of the Board of Directors’ meeting held on December 13, 2022, in the aim to use cautiousness in its decision-making regarding the Share Exchange, as well as to eliminate possible arbitrariness and conflict of interest in its Board of Directors’ decision-making process and ensure fairness thereof, while confirming that the resolution by its Board of Directors to carry out the Share Exchange is not disadvantageous to its minority shareholders, established the Special Committee consisting of three members, namely, Mr. Masayuki Hirobe (attorney at law, Hirobe & Yagi Law Office), who does not have any interest in Mitsubishi Electric and is the Company’s outside director and registered as the Company’s independent officer with the SSE, and Mr. Masaaki Suda (certified public accountant, Suda Certified Public Accountant Office), who is an outside expert having no interest in Mitsubishi Electric or the Company and has knowledge of finance and accounting gained through his experience as certified public accountant, and Mr. Hidetaka Nishina (attorney at law, Nakamura, Tsunoda & Matsumoto), who has a wealth of experience and knowledge as an expert cultivated through many years of legal work including corporate legal affairs. Thereupon, to consider the Share Exchange, the Company resolved at the aforementioned Board of Directors’ meeting to consult the Special Committee on whether: (i) the purpose of the Share Exchange should be deemed reasonable (therefore the Share Exchange as a whole will lead to contributing to the enhancement of the Company’s corporate value); (ii) the fairness of the terms and conditions of the Share Exchange (including the exchange ratio) has been secured; (iii) the procedures of the Share Exchange are fair, and sufficient consideration is given to the interests of the minority shareholders; and (iv) the Share Exchange is not disadvantages to the minority shareholders ((i) to (iv) are collectively referred to as the “Matters for Consultation”).

Furthermore, in establishing the Special Committee, the Company’s Board of Directors resolved that the Board of Directors which shall consider the appropriateness of the Share Exchange shall respect the content of the Special Committee’s responses pertaining to the Matters for Consultation to the maximum extent in light of the purpose of establishing the Special Committee, and in particular, if the Special Committee decides that the implementation of the Share Exchange is not appropriate, the Company’s Board of Directors shall not carry out the Share Exchange, and in addition, (i) the Special Committee itself may negotiate with Mitsubishi Electric, and even if the Company’s personnel or advisors conduct the negotiations with Mitsubishi Electric, the Special Committee may receive timely reports on the negotiation status, express its opinions at important points and give instructions and requests, thereby substantially influence the negotiation process regarding the terms and conditions of the transaction; (ii) the Special Committee is granted the right to, as necessary, appoint its own external advisors including financial advisor, third-party valuation institution, legal advisor (expenses in such cases shall be borne by the Company), or otherwise, nominate or approve (including subsequent approval) the external advisors to be appointed by the Company; and (iii) the Special Committee is granted the right to approve the Company to appoint AGS and Hibiya-Nakata, respectively, as external advisors on the Share Exchange which are experts independent from the Company and Mitsubishi Electric. In the aforementioned Board of Directors’ meeting of the Company held on December 13, 2022, among the Company’s then five Directors, Mr. Ichiro Miyaki, who held an executive position at Mitsubishi Electric at that time was absent from such Board of Directors’ meeting, and Mr. Tatsuo Takahashi and Mr. Yoshiyasu Matsushita, who are recognized as having certain relationships with Mitsubishi Electric in the past, such as working as an employee or assuming an executive position of Mitsubishi Electric, decided not to participate in the deliberation and the resolution of such Board of Directors’ meeting and thus, Mr. Naoki Mabuchi chaired such Board of Directors’ meeting, and two Directors, namely Mr. Naoki Mabuchi and Mr. Masayuki Hirobe participated in the deliberation and unanimously resolved as aforementioned. Likewise, as to the three Audit & Supervisory Board members, Mr. Masaki Hase, who holds an executive position at Mitsubishi Electric, and Mr. Osamu Oketani, who has an ongoing business relationship with Mitsubishi Electric, was absent from such Board of Directors’ meeting, and Mr. Hiroyuki Higuchi, who is recognized as having a certain relationship with Mitsubishi Electric in the past did not participate in the deliberation of such Board of Directors’ meeting and has not expressed any opinion. Furthermore, from the viewpoint of securing a quorum of the Board of Directors’ meeting, a total of four directors, including Mr. Tatsuo Takahashi and Mr. Yoshiyasu Matsushita, both Directors, and Mr. Hiroyuki Higuchi, Audit & Supervisory Board member, all of whom only held a position as an officer or employee of Mitsubishi Electric in the past and are considered to having a relatively low conflict of interest, participated and deliberated, and the four Directors unanimously resolved as aforementioned once more. The Company has also received an opinion from the Audit & Supervisory Board that they do not have any objection.

Each member of the Special Committee shall be paid a fixed amount of compensation for their duties, regardless of the content of their reports.

The Special Committee held four meetings between December 19, 2022 and January 13, 2023, 11 meetings between August 24, 2023 and January 5, 2024 after the suspension due to the discontinuation of the consideration of the Share Exchange, adding up to 15 meetings (approximately 20 hours in total), and also carefully considered the Matters for Consultation by using emails, among other tools, to express opinions, exchange information or gather information, or otherwise, held consultations as necessary outside the committee. The Special Committee has elected Mr. Hidetaka Nishina as the Chair of the Special Committee through mutual election among the members. In addition, at the first meeting of the Special Committee, the Special Committee approved AGS, which is a financial advisor and a third-party valuation institution appointed by the Company, as the Company’s financial advisor and third-party valuation institution, and Hibiya-Nakata, which is a legal advisor appointed by the Company, as the Company’s legal advisor, after confirming that there are no issues with their independence. Furthermore, the Special Committee approved the Company’s internal review and negotiation system after confirming that their members are composed of persons other than those who have interests with Mitsubishi Electric, and that there are no problems from the viewpoint of conflict of interest with Mitsubishi Electric. In addition, the Special Committee also appointed Plutus, a third-party valuation institution, to obtain the Fairness Opinion that verified the fairness of the Share Exchange Ratio, and the Special Committee confirmed there was no issue with the independence of Plutus.

The Special Committee sent a written inquiry to Mitsubishi Electric on the following points, among others: (i) the reason and background for choosing the Share Exchange; (ii) the reason and background for choosing the specific timing of the Share Exchange; (iii) measures for enhancement and countermeasures related to the Company’s management issues and business problems after the Share Exchange, and the assumptions therefor in the medium- to long-term; (iv) the Company’s governance and management system after the Share Exchange; (v) pros and cons to the Share Exchange; and (vi) the concept of the methods adopted in calculating the Share Exchange Ratio in the Share Exchange. The Special Committee received direct explanations on these matters from Mitsubishi Electric followed by a question and answer session.

In addition, the Special Committee received from the Company an explanation on the content and background of the preparation of the business forecasts which it prepared, and confirmed the reasonableness of such matters. Subsequently, as described in 3. (1)(ii)B(B) under “Matters Concerning Calculation” above, given the fact that AGS and Plutus calculated the value of the Company stock based on the business forecasts prepared by the Company, the Special Committee received explanation from AGS and Plutus on the calculation method adopted in calculating the value of the Company stock, the reason for adopting such calculation method, and the content of calculation based on each calculation method as well as important assumptions, and after holding a question and answer session as well as deliberations and considerations, the Special Committee confirmed the reasonableness on these matters. Furthermore, the Special Committee received advice from Hibiya-Nakata regarding the measures to ensure fairness of the procedures of the Share Exchange as well as the measures to avoid conflict of interest including the method and process of decision-making by the Company’s Board of Directors regarding the Share Exchange, and conducted a question and answer session on these matters. Additionally, after collecting information on the Share Exchange based on the submitted materials related to the Share Exchange, the Special Committee carefully discussed, examined and deliberated the Matters for Consultation taking in concern such information collectively. The Special Committee received timely reports on the background and content of the discussions and negotiations between the Company and Mitsubishi Electric regarding the Share Exchange, and each time provided to the Company its views on the acceptance or rejection of the proposed share exchange ratio by Mitsubishi Electric, and on how to set the ratio and the grounds for this when the Company rejected the proposal from Mitsubishi Electric and instead issued its own proposal for the ratio, and has been involved in the process of negotiation with Mitsubishi Electric, including giving opinions to the Company, from after the 10th Special Committee meeting until receiving a final proposal from Mitsubishi Electric regarding the Share Exchange Ratio.

Upon the background described above, and based on such explanations, calculation results, the Fairness Opinion, and other materials for consideration, the Special Committee determined with respect to the Matters for Consultation (i) that the purpose of the Share Exchange is reasonable, and that the Share Exchange will improve the overall corporate value of the Company, (ii) determined that the procedure for the Share Exchange is fair and sufficient consideration has been paid to the interests of minority shareholders, (iii) determined that the procedure for the Share Exchange is fair and sufficient consideration has been paid to the interests of minority shareholders, and (iv)submitted a report to the Company’s Board of Directors as of January 5, 2024 (the “Report”) stating that the Share Exchange is deemed not to be disadvantageous to the minority shareholders of the Company. The summary of the opinion of the Special Committee is as follows.

(i)	Whether it should be deemed that the purpose of the Share Exchange is reasonable (therefore it is deemed that the Share Exchange as a whole will lead to contributing to the enhancement of the Company’s corporate value)

(A)	Current understanding of the Company and issues

The greatest issue is that the Company has a pressing need to recover a sound financial position, as it is insolvent as of the submission date of the Report, and, amongst other things, is being asked to provide a guarantee from Mitsubishi Electric to receive loans from banks.

Next, given its current financial position, the Company’s shares will be delisted if it is not solvent by the end of the fiscal year ending March 31, 2024, which is highly likely to have a large adverse effect on the Company’s shareholders. Avoiding this situation is another pressing need.

Another important issue is improvement of the Company’s governance, which has shown failings in governance functions in operational and business management respects, as shown by the occurrence of multiple events that have greatly degraded the Company’s financial position, such as the Inappropriate Accounting Treatment for Solar Power Projects, the Withdrawal From the Small Wind Turbine Business (and compensation for this to power generation companies), and the Takayama Project.

Another issue is whether the Company will be able to improve results from only the Hokkaido market area (redevelopment is expected to end in 2030). Although it has withdrawn from the solar power business and the small wind turbine business, it needs to continue venturing into new businesses such as renewable energy. However, given its current financial situation, there is the difficulty of being unable to invest large sums to participate in new businesses.

This will require long-term personnel investment, given that the Company has no personnel with specialist knowledge (no training scheme, or intention to newly establish a specialist department) of such new areas (such as the development of renewable energy business). However, the issue of its impaired financial situation will need to be resolved prior to personnel investment.

From the above, the following issues can be raised about the future business development of the Company.

(a)	Recovery of a sound financial position is the greatest issue.
(b)	At the same time there is the urgent issue of avoiding the large adverse effect on shareholders and other stakeholders resulting from delisting and bankruptcy if the current situation persists.
(c)	Improvement of the management of its management and business is also important.
(d)	On the operations side there is a need to venture into new businesses such as renewable energy business.
(e)	There is a need for new personnel investment to hire personnel with specialist knowledge in new areas.

Accordingly, although implementing measures (a) through (e) above (including, but not limited to, M&A) that contributes to the business and issues of the Company requires consideration of the individual risks and accompanying demerits of such measures, it is believed that, at least in general terms, they will improve the corporate value of the Company.

(B)	Corporate value enhancement effect of the Share Exchange

The corporate value enhancement measures planned by Mitsubishi Electric and their effect envisaged by Mitsubishi Electric after the implementation of the Share Exchange are described in (a) through (d) below.

(a)	Reduction of interest payments by using Mitsubishi Electric intra group financing

The Company’s interest payment burden can be reduced by replacing borrowing with Mitsubishi Electric intra group financing.

(b)	Avoidance of insolvency

The term of debt guarantees provided by Mitsubishi Electric for bank borrowing by the Company will end on April 30, 2024, and it will be difficult for the Company to refinance its current debt given its current financial situation. Mitsubishi Electric believes it is highly likely that the Company will struggle to refinance and will be insolvent without the support of Mitsubishi Electric. The Share Exchange attempts to avoid damage to the Company’s business and corporate value, as well as avoid a large negative effect on the Company’s stakeholders, by delivering Mitsubishi Electric shares to the Company’s shareholders and providing the financial support in (a) above.

(c)	Contribution to governance strengthening

If the Company becomes a wholly-owned subsidiary of Mitsubishi Electric through the implementation of the Share Exchange, this will make it possible for it to strengthen its compliance structure through the provision of Mitsubishi Electric Group’s compliance expertise, and utilization of Mitsubishi Electric Group’s audit resources, etc.

(d)	Reduction of listing maintenance costs

The Share Exchange will reduce the service and cost burden (including audit company costs) for maintaining the share listing of the Company, and allow for effective use of management resources.

The Company also believes that the explanations of Mitsubishi Electric on corporate value enhancement measures and the envisaged effects of the Share Exchange described in (a) through (d) above are feasible and effective corporate value enhancement measures in light of the Company’s current issues.

(a)	Reduction of interest payments by using Mitsubishi Electric intra group financing

Joining the Mitsubishi Electric Group umbrella will allow it to access low-interest intra-group financing, which will stabilize its financing.

(b)	Avoidance of bankruptcy

It will be difficult for the Company to resolve its insolvency by March 31, 2024 on its own, and it is expected to be in conflict with delisting standards of the SSE. Being insolvent, it is unlikely that the Company will be able to secure sufficient financing from the capital market or sufficient support from the Mitsubishi Electric Group. Being unable to secure financing will endanger its business operations, leading to the inevitable loss of clients and employee turnover. Avoiding this situation through the Share Exchange is essential to improve the business.

(c)	Contribution to governance strengthening

Making progress on urgent financing stabilization and management improvement will require support from the Mitsubishi Electric Group as well as advancing personnel exchange. However, but as the benefits of management improvements may low out to the general shareholders, it will be difficult to gain sufficient support from the Mitsubishi Electric Group while maintaining the Company’s existing shareholder relations. Conversely, the Share Exchange will enable personnel support to strengthen governance.

(d)	Reduction of listing maintenance costs

Audit remuneration, etc. costs tens of millions of yen annually, which is not a light burden with the Company currently being insolvent.

The Company also envisages the effects in (e) and (f) below in addition to those in (a) through (d).

(e)	Strengthening of creditworthiness with clients, etc. by joining the Mitsubishi Electric Group umbrella
(f)	With its financial situation impaired, the Company is unable to invest in areas that require a long-term business perspective such as investing in personnel and venturing into new business as it must prioritize short-term benefits in consideration of minority shareholders. The changing of its shareholder composition through the Share Exchange will make long-term investments possible.

The Special Committee also believes that the measures to enhance corporate value in (a) through (f) will contribute to the situations in (A) above (namely, (a) soundness of financial situation, (b) avoidance of large adverse effect on stakeholders, (c) improved management of management and business, (d) venture into new business, and (e) personnel investment) given as major points to enhance the corporate value of the Company in the future. It sees no significant demerit to the Company from the Share Exchange.

(C)	Comparison with the scenario where the Share Exchange is not implemented

Mitsubishi Electric has expressed its intention not to support the Company as sponsor if the Share Exchange is not implemented due it being rejected at the General Meeting of Shareholders or any other reason.

It will be difficult for the Company to resolve its insolvency by March 31, 2024 on its own, and if the Share Exchange is not implemented, it will be unable to secure financing which will endanger its business operations, and in turn lead to bankruptcy.

In preparation for the Share Exchange not being implemented, the Company carried out the Market Check, but it revealed that no party would offer financing or other support to the Company.

Based on objective circumstances such as the financial situation of the Company and the result of the Market Check, as well as the intentions of Mitsubishi Electric and the Company, it is reasonably envisaged that the Company will go bankrupt (and will have to file for legal reorganization proceedings or voluntary reorganization proceedings) if the Share Exchange is not carried out.

(D)	Summary

The corporate value enhancement measures for the Company planned by Mitsubishi Electric after the Share Exchange are not at odds with the understanding of the Company, and there is no inconsistency between the awareness of Mitsubishi Electric and the Company in relation to the prospects of achieving such corporate value enhancement, etc. No significant demerit for the corporate value of the Company can be found for the implementation of the Share Exchange, and the Share Exchange is the sole means for the business continuation of the Company, and no other realistically possible means have been found for the Company. From these factors, even if the Share Exchange does result in delisting, the merits from the transaction outweigh this demerit for the Company.

Based on the above consideration, the objective of the Share Exchange is found to be reasonable and the Share Exchange will, overall, contribute to the enhancement of the corporate value of the Company.

(ii)	Securing minority shareholder interests through fair procedures

In relation to matter for consultation “Whether the fairness of the terms and conditions of the Share Exchange (including the exchange ratio) has been secured,” examine whether or not the interests of minority shareholders have been secured through fair procedures through confirmation of the status of the adoption and operation of measures to ensure fairness set out in the Fair M&A guidelines issued by the Ministry of Economy, Trade and Industry on June 28, 2019 (the “M&A Guidelines”).

(A) Establishment of Special Committee

The Special Committee is a committee comprising a total of three members: one independent outside director of the Company and two independent experts.

When examining matters for consultations, the Special Committee is to fulfil the role set out for it in the M&A Guidelines of ① examining and deciding whether to conduct the M&A from the perspective of whether it improves the corporate value of the target company, and ② from the perspective of the interests of minority shareholders, (i) examining and deciding on the adequacy of transaction terms and (ii) the fairness of procedures.

Additionally, (a) the Special Committee was established at the very initial stage of the transaction after Mitsubishi Electric verbally proposed the Share Exchange to the Company on November 11, 2022, (b) the independence of all members of the Special Committee from Mitsubishi Electric and from the outcome of the Share Exchange has been secured, no member has agreed to receive a contingency fee if the Share Exchange is completed, and one member is an outside director considered most eligible as a committee member in the M&A Guidelines, (c) the Company has granted the Special Committee authority for it to substantially influence the negotiation process for transaction terms, (d) based on (c) above, if it consults with Mitsubishi Electric on the Share Exchange Ratio, the Company is required to seek the confirmation of the Special Committee prior to or promptly after, which ensures that the Special Committee receives timely reports on negotiations, is able to give its opinion at important stages, and can give instructions and make requests to be able to substantively influence the negotiation process for transaction terms, (e) the Board of Directors of the Company has decided not to approve the Share Exchange if the Special Committee decides the terms of the Share Exchange are not suitable, (f) the Board of Directors of the Company has granted the Special Committee the authority to appoint its own external advisors, etc. as necessary, and the authority to nominate or approve (including subsequent approval) the external advisors to be appointed by the Company, (g) and as a result of (f) above, the Special Committee decided it was essential to obtain a fairness opinion to verify the fairness of the Share Exchange Ratio, hired Plutus as a third-party independent valuation institution, and obtained the share exchange ratio valuation report and the Fairness Opinion, (h) the Special Committee members provide expertise on the business characteristics of the Company, expertise on the company value appraisal, and legal expertise, and have sufficient capabilities to examine the Matters for Consultation, and (i) the Special Committee, on behalf of minority shareholders, obtained disclosure documents planned for the Share Exchange and material information on anticipated synergies, conducted detailed confirmation of the Share Exchange through interviews with relevant parties, and carried out its examination and made decisions based on these. Further, the Board of Directors of the Company has decided that, for additional resolutions when it passes a resolution to consult the Special Committee, it will pay the utmost respect to the views of the Special Committee when it passes a resolution on the Share Exchange.

From the above establishment and operation of the Special Committee, it is found that the Special Committee is validly functioning as a measure to secure fairness.

(B)	Decision-making process of the Company

Among the Directors of the Company, Mr. Kensuke Miyaji holds an executive position at Mitsubishi Electric, and Mr. Tatsuo Takahashi and Mr. Yoshiyasu Matsushita are from Mitsubishi Electric. Thus, from the standpoint of avoiding any doubt of conflicts of interest, the agenda regarding the Share Exchange that was brought before the Board of Directors’ meeting of the Company, was deliberated upon by two directors of the Company, namely, Mr. Naoki Mabuchi and Mr. Masayuki Hirobe, and was unanimously approved. Thereafter, from the viewpoint of securing a quorum of the Board of Directors’ meeting, of the five directors, a total of four directors, including Mr. Tatsuo Takahashi and Mr. Yoshiyasu Matsushita, both of whom only held a position as an officer or employee of Mitsubishi Electric in the past and are considered to have a relatively low conflict of interest, participated and deliberated in the aforementioned Board of Directors’ meeting, and the four directors unanimously resolved as aforementioned once more.

Furthermore, among the auditors of the Company, from the standpoint of avoiding any doubt of conflict of interest, Mr. Masaki Hase, who holds an executive position at Mitsubishi Electric, Mr. Osamu Oketani, who is considered as having an ongoing business relationship with Mitsubishi Electric, and Mr. Hiroyuki Higuchi, who only had a certain relationship with Mitsubishi Electric in the past, did not participate in the deliberation and the resolution of the Board of Directors. Auditor Mr. Hiroyuki Higuchi, who only held a certain relationship with Mitsubishi Electric in the past and is considered to have a relatively low conflict of interest, participated in the deliberation conducted by the aforementioned four Directors, and expressed an opinion that he has no objection.

Given that the M&A Guidelines state that it is sufficient if arrangements are made that officers of Mitsubishi Electric with concurrent roles be excluded provided that an independent special committee has been established and is validly functioning, the above decision-making process of the Company is reasonable and there are no aspects that are unfair in the arrangement of interests.

Further, the Board of Directors of the Company is ultimately expected to unanimously pass a resolution. For a Board of Director’ resolution to approve or reject this M&A, the unanimous approval of all directors and the unanimous opinion of all auditors that they have no objection is considered one of the circumstances that demonstrates that measures to secure fairness are validly functioning for such M&A.

From the above, in light of the M&A Guidelines, there are no issues over the fairness of the decision-making process of the Company.

(C)	Obtaining expert advice, etc. from external experts

The Special Committee interviewed and otherwise inquired of Hibiya Nakata, AGS and Plutus regarding their transactional ties with the Company and Mitsubishi Electric, and confirmed that there were no issues with their independence.

The Company received advice on decision-making from attorneys at its legal advisor Hibiya Nakata, and expects to continuously receive independent expert advice from attorneys.

The Board of Directors of the Company obtained the share exchange ratio valuation report from an independent third-party valuation institution AGS to ensure the fairness of the Share Exchange Ratio. As explained below, care was taken to ensure that an arbitrary ratio was not calculated in the share exchange ratio valuation report, and there are no circumstances that cast doubt over the fairness of the calculation either. The share exchange ratio valuation report is recognized as a share exchange ratio valuation report from an independent third-party valuation institution.

In addition, the Special Committee obtained the share exchange ratio valuation report and the Fairness Report from an independent third-party valuation institution Plutus to ensure the fairness of the Share Exchange Ratio. A fairness report differs from a share exchange ratio valuation report in the sense that the third-party valuation institution is the opinion-forming entity and the subject of the opinion is the fairness of specific terms agreed between the parties for general shareholders of a target company, and as it can be direct and highly important reference information, is considered to have an effective function during the transaction terms formation process when dealing with the issues of structural conflicts of interest and imbalances in information.

In addition, under the M&A Guidelines, obtaining a fairness opinion from a third-party valuation institution with elements such as (a) independence and neutrality, (b) a careful issuance process, (c) high-level expertise and a proven track record, and (d) a good reputation, is positively evaluated as a measure for securing fairness. The Special Committee confirmed (a) and (b) through an interview with Plutus, and it is objectively clear that Plutus satisfies (c) and (d). Therefore, the Special Committee can positively evaluate the Fairness Opinion as a measure for securing fairness.

(D) Market check

The Company carried out a proactive market check by requesting eight prominent revitalization-type investment funds to consider investing in the Company, but none of the funds offered funds or other support to the Company.

In the M&A Guidelines too, if a buyer is not a controlling shareholder, a proactive market check is often considered to function more effectively than an indirect market check, and if implemented, this is more positively evaluated as a measure for securing fairness.

In this case, based on the above, the Special Committee is assessed as having been able to confirm that there was no potential candidate willing to enter into a transaction comparable with the Share Exchange by carrying out a proactive market check.

(E)	Enhancing information provision to minority shareholders and ensuring process transparency

The M&A Guidelines emphasize the informed judgement of minority shareholders, and to this end, it is recommended that material for determining the fairness, etc. of transaction terms and conditions for minority shareholders be provided. Specifically, information expected to be subject to enhanced disclosure include ① information on the special committee, ② information on the share exchange valuation report, and ③ other information.

First, for the special committee, the M&A Guidelines advise on disclosure of (a) information on the eligibility of committee members such as independence and expertise, etc., (b) information on the content of the authority granted to the special committee, (c) information on the background to examination by the special committee and involvement in the negotiation process, (d) the basis and grounds for decisions of the special committee, the content of reports, etc., and (e) committee member remuneration structure. Looking at the present case, the joint press release for the Share Exchange by the Company and Mitsubishi Electric (the “Press Release”) is planned to include all of (a) through (e).

Next, for the share exchange ratio evaluation report, the M&A Guidelines provide as examples of disclosure, especially for DCF analysis, (i) free cash flow forecasts of the Company that are the basis of its calculations, and whether they assume the implementation of such M&A, (ii) background to the preparation of financial forecasts that form the basis of the calculations, (iii) types of discount rates and calculation bases, and (iv) the approach to the free cash flow forecast period and approach to going concern value such as the envisaged growth rate after the forecast period , etc.(these are examples, and there is no obligation imposed to state them all).

The Press Release is planned to state (the fact that the Special Committee has confirmed reasonableness, and that in the business plan, the comparison versus previous years includes a fiscal year in which a significant increase or decrease in profit is expected, and the details thereof) for (ii), the discount ratio for (iii), and the going concern calculation method (that a perpetual growth rate method was used, and the perpetual growth rate) for (iv). Finally, enhanced information is also expected to be included in other information in the Press Release.

(F)	Elimination of coercion

Shareholders of the Company that oppose the Share Exchange or the Share Exchange Ratio have the right to request purchase of their shares (and the right to file for price determination pursuant to such right) under the Companies Act.

Accordingly, it is acknowledged that measures have been taken to eliminate coercion for the Share Exchange.

(G)	Summary

For the present case, the Special Committee has been established and the Special Committee has thoroughly exercised the authority granted to it and carried out a detailed examination from an independent viewpoint; the decision-making process of the Company has carefully considered conflicts of interest in light of the guidance in the M&A Guidelines; the Company has obtained the expert advice of a legal advisor; share exchange ratio valuation reports were obtained from multiple third-party valuation institutions, with the Company obtaining theirs from AGS and the Special Committee obtaining theirs from Plutus (in particular, a fairness opinion was also obtained from Plutus); a proactive market check, a rarely adopted measure in Japan, was carried out; the Press Release will contain enhanced information provision for minority shareholders; and also the scheme is found to be not coercive.

Measures to secure fairness have also been carried out in practice, to the letter, through the activities of the Special Committee.

As shown above, for the Share Exchange, a policy with sufficient measures to ensure fairness has been adhered to as can be seen from ensuring that the transaction terms formation process was undertaken in circumstances equivalent to a transaction between independent parties, and ensuring minority shareholders have the opportunity to make an appropriate decision based on sufficient information (M&A Guidelines 2.4). Therefore, it is found that the procedure for the Share Exchange is fair and that sufficient consideration has been given to the interests of minority shareholders.

(iii)	Adequacy of terms and conditions
(A)	Examination approach

The adequacy of terms and conditions will be examined in relation to the matter for consultation “whether the procedures of the Share Exchange are fair, and sufficient consideration is given to the interests of the minority shareholders”.

The fairness (adequacy) of terms and conditions for the Share Exchange will be examined in light of the M&A Guidelines with respect to (a) ensuring that reasonable efforts were made in the transaction terms and conditions consultation and discussion process with Mitsubishi Electric to conduct the M&A with as favorable as possible transaction terms and conditions for minority shareholders while also increasing corporate value, (b) confirming the reasonableness of details of share value calculations that are a material basis to determine the adequacy of transaction conditions, and the financial forecasts and the preconditions, etc. this was based on, and (c) the adequacy of the purchase method and purchase consideration type, etc., not just the purchase price level.

(B)	Negotiation process

In the present case, it has been confirmed through the examination of matter for consultation “whether the fairness of the terms and conditions of the Share Exchange (including the exchange ratio) has been secured” that fairness of procedures serving as elements to infer that “ensuring that reasonable efforts were made to conduct the M&A with as favorable as possible transaction terms and conditions for minority shareholders” has been satisfied.

In particular, in the negotiations for the Share Exchange Ratio, the Special Committee proactively contributed to the negotiations for the Share Exchange Ratio based on the authority granted to it. Specifically, this was undertaken by the process of the Company replying to Mitsubishi Electric based on the Special Committee’s views on rejection or acceptance of the Share Exchange Ratio proposal from Mitsubishi Electric and its statement of opinions on counterproposals. As a result of the Special Committee rejecting the Share Exchange Ratio proposal from Mitsubishi Electric and the proposed ratio being improved multiple times through this process, the Special Committee ultimately agreed to the Share Exchange Ratio of 1:0.260, which was an increase of at least 80% for minority shareholders over the ratio of 1:0.142 that was initially proposed by Mitsubishi Electric, and the Share Exchange Ratio was finalized as a result.

From the above, it can be evaluated that in the consultation and negotiation process for transaction terms and conditions with Mitsubishi Electric, it was ensured that reasonable efforts were made to conduct the M&A with as favorable as possible transaction terms and conditions for minority shareholders while also increasing corporate value.

(C)	Relationship between share value calculation and the Share Exchange Ratio
(a)	Business plan

In the present case, the business plan prepared by the Company for the purpose of being used as the premise for the share exchange ratio valuation reports obtained from AGS and Plutus, and the Fairness Opinion from Plutus (the “Business Plan”) does not reflect the synergy effects expected to be realized by the implementation of the Share Exchange because it is difficult to estimate specifically the impact on earnings at this time.

Generally in M&A transactions, it is difficult for the side being acquired to quantitatively estimate the synergies to be realized from the M&A transaction, and in many M&A transactions, the Company business plan that forms the basis for the share value calculation of the side being acquired would not assume the M&A transaction would be realized and would be used on a so-called stand-alone-basis. On this basis, it is not unreasonable in the present case that a stand-alone-basis business plan is used as the basis of calculations. Even so, the Business Plan has factored in the tax burden reduction effect from the reduction of capital and capital reserve with an effective date of March 29, 2024, which is described in Proposal No. 3 “Reduction of capital and capital reserve, and disposal of capital surplus,” has considered the reduction in borrowing interest rates assuming financing support is received from Mitsubishi Electric, and includes, to the extent possible, some of the effects expected to be realized through the Share Exchange.

Therefore, the Business Plan contains more of a synergies base than a simple stand-alone-basis business plan, taking into consideration the interest of minority shareholders to the extent possible.

There appears to be no arbitrariness in the formulation of the Business Plan, and the contents of the Business Plan appears to contain no contradictions or unnatural contents in relation to past the Company group performance.

From the above, as examining the formulation process, formulation method, and formulation contents of the Business Plan shows no arbitrary pressure from Mitsubishi Electric, the contents of the Business Plan is reasonable.

(b)	Method of calculation

An interview was held with AGS on the method of calculation, and it was confirmed that the selection of the calculation methods by both companies was reasonable.

Valuation methods have various advantages and disadvantages, and they mutually complement each other to cover disadvantages. For example, as to whether using only the market share price method for a listed company will provide an objective share valuation, the preferential use of only the market share price method in all circumstances may not always be reasonable, and it is beneficial to analyze form various aspects the use of a calculation method other than the market share price method. Therefore, it is reasonable to use the DCF method adopted by AGS to value the share price of a listed company.

The M&A Guidelines also states that the special committee should examine transaction terms and conditions taking into account the characteristics of calculation methods used to value share price (M&A Guidelines 3.3.2.1), and based on this comment, calculation results are more reliable when multiple calculation methods are used to value share price as in the present case rather than a single calculation method.

Examining the AGS calculation in light of the above, using the market share price method for a certain point in time cannot eliminate idiosyncrasies in the value formation process, while using the market share price average over a long term cannot accurately express a share value that takes into consideration the current profit level, etc.; therefore, AGS has set the calculation base date as January 5, 2024, the day prior to the announcement of the Transaction, and used the closing share price for the calculation base date, and the simple average of the last one-month's closing share prices, the simple average of last three-month’s closing share prices, and the simple average of last six-month’s closing share price for periods prior to the calculation base date. As the market share price method reflects the objective share value of a company, it should be valued based on the market share price as close as possible to the base date, but as the share price constantly changes due to speculation and other factors, it is considered beneficial to increase the accuracy of the valuation by calculating the average share price over a continuous set period. For this reason, it is reasonable to carry out a valuation using the market share price over a set period.

For the DCF method, according to AGS, it calculated the FCF based on the Business Plan, and then calculated the business value by applying a set discount rate to the FCF. For the calculation to be reasonable, it is important that the Business Plan on which the FCF calculation is based was appropriately prepared and, as explained above, the Special Committee confirmed the reasonableness of the Business Plan.

In addition to this, the Special Committee then received a detailed explanation on the examination process for the calculation in the DCF method (specifically, the view on necessary operating funds, discount ratio range, interest-bearing debt, differences between a case assuming financial support from Mitsubishi Electric and a case not assuming such financial support, and risk-free rate transition, etc.) from AGS, and confirmed there appeared to be no unreasonable points for either method.

Additionally, as with AGS, an interview on the calculation method was also arranged with Plutus. Specifically, Plutus and AGS use the same calculation method in the market share price method, meaning the reasonability of this is recognized on the same grounds as those given above for AGS. The Special Committee received a detailed explanation from Plutus on the examination process for the calculation in the DCF method, and confirmed that there appeared to be no unreasonable points for either method.

From the above, both methods used by AGS and Plutus to calculate share price are reasonable, the results can be trusted and the Special Committee evaluated them as being reliable.

(c)	Results of share value calculation

According to the share exchange ratio valuation report obtained from Plutus, the results of each calculation method for the share exchange ratio (Mitsubishi Electric shares: shares of the Company) are as per the table below.

Calculation method (Mitsubishi Electric, the Company)	Calculation Base date	Share exchange ratio
Market share price method, market share price method,	January 5, 2024	1:0.644 to 1:0.682
Market share price method, DCF method	January 5, 2024 for market share price method December 22, 2023 for DCF method	1:0.000 to 1:0.369

According to the share exchange ratio valuation report obtained from AGS, the results of each calculation method for the share exchange ratio (Mitsubishi Electric shares: the Company shares) are as per the table below.

Calculation method (Mitsubishi Electric, the Company)	Calculation Base date	Share exchange ratio
Market share price method, market share price method,	January 5, 2024	1:0.644 to 1:0.682
Market share price method, DCF method	January 5, 2024	1:0.000 to 1:0.529

Looking at the Share Exchange, the Share Exchange Ratio (i) is less than the lower limit of the exchange ratio when the market share price method is applied to both Mitsubishi Electric and the Company. By contrast, (ii) the Share Exchange Ratio is higher than the medium value of the calculation results by Plutus and close to the medium value of the calculation results by AGS in relation to the exchange ratio when the market share price method is applied to Mitsubishi Electric and the DCF method is applied to the Company.

(D)	Examination of discount

The Share Exchange Ratio is less than the lower limit of the exchange ratio when the market share price method is applied to both Mitsubishi Electric and the Company, and to the Company’s shareholders, is a ratio that constitutes a discount on the market share price. The level of discount comparing the value derived by multiplying the Share Exchange Ratio by the closing share price of Mitsubishi Electric Stock on the Tokyo Stock Exchange up to January 5, 2024 (the “Calculation Base Date”) against the closing share price of the Company on Calculation Base Date and simple average of closing share price of the Company over each period until Calculation Base Date is as per the table below.

Reference value	Discount level
Closing price on the Calculation Base Date	-59.60%
Simple average of closing share price for last one-month period prior to the Calculation Base Date	-59.96%
Simple average of closing share price for last three-month period prior to the Calculation Base Date	-59.90%
Simple average of closing share price for last six-month period prior to the Calculation Base Date	-59.63%

When examining whether or not to accept a ratio that is a discount on a market share price basis from the viewpoint of the Company’s shareholders, assuming the efficiency of the market, the market share price reflects the value in the market, so is indeed one indicator of a fair value for the Company, and as the Share Exchange cannot be implemented at a discount, one option would be to ask Mitsubishi Electric to alter its share exchange ratio. However, despite the Company and the Special Committee repeatedly asking Mitsubishi Electric to improve the share exchange ratio during the Share Exchange negotiation process, Mitsubishi Electric has refused to offer a more advantageous ratio to the Company than the Share Exchange Ratio, citing the difficulty of explaining such a move to Mitsubishi Electric’s shareholders, meaning there is no realistic prospect of any change to the ratio.

On the other hand, the results of a market check by the Company resulted in no expression of intent on terms more favorable to the minority shareholders than the Share Exchange proposed by Mitsubishi Electric. Further, it is difficult for the Company to resolve its state of insolvency on its own within the short period up to March 31, 2024 (the stock delisting determination base date) or April 30, 2024 (the end date of the debt guarantee provided by Mitsubishi Electric) given its profitability and liabilities amount, and this is recognized by both the Company and Mitsubishi Electric.

Care must be taken when endorsing a share exchange using a ratio far below the market share price in light of the present situation of a certain share value applying to shares currently owned by minority shareholders. Even so, if the Share Exchange using the Share Exchange Ratio is not accepted, it is highly likely that the Company will become bankrupt relatively soon around April 2024, and it is envisaged that seeking to avoid this will result in shareholders suffering a reduction in share value from a greater discount ratio. Given this situation, the level of discount of the Share Exchange Ratio is considered the option amongst those realistically available that places the least burden on the minority shareholders.

(E)	Adequacy of scheme

Examination on the adequacy of the purchase method and type of purchase consideration, etc. required by the M&A Guidelines (M&A Guidelines 3.2.2). Looking at the purchase consideration first, a share exchange was adopted in the present case, and a tender offer was not adopted.

A share exchange involves Mitsubishi Electric shares being delivered to minority shareholders of the Company and the minority shareholders of the Company owning Mitsubishi Electric shares, and this means the Company can provide the minority shareholders with the benefit of synergies expected from the implementation of the various measures envisaged in the Share Exchange, the business development and earnings growth of the Mitsubishi Electric Group from achieving synergies, and the opportunity to benefit from this through receipt of share price rises and dividends for Mitsubishi Electric shares.

Further, for shareholders seeking to cash in, although there may be a slight lag in timing, the liquidity of Mitsubishi Electric Stock means it will be easy for them to cash in their shares after the Share Exchange, effectively ensuring that shareholders seeking to cash in will have this opportunity.

From the above, it cannot be said that consideration in the form of shares of Mitsubishi Electric through the Share Exchange rather than cash is unreasonable for the minority shareholders of the Company.

(F)	Summary

As stated above, the Share Exchange Ratio is an exchange ratio level which is higher than the medium value of the calculation results by Plutus and close to the medium value of the calculation results by AGS when the market share price method is applied to Mitsubishi Electric and the DCF method is applied to the Company, and although the Share Exchange Ratio is less than the lower limit of the exchange ratio when the market share price method is applied to both Mitsubishi Electric and the Company, comparing the Company situation with similar cases, the discount ratio is lower than the discount level in other similar cases, and in the Fairness Opinion, Plutus was of the view that the Share Exchange Ratio was fair from a financial perspective for the minority shareholders of the Company.

From the above, although approving a share exchange at a ratio significantly lower than the market share price is seemingly disadvantageous to minority shareholders, given the disadvantage that the minority shareholders may face in the near future, it is considered the option amongst those realistically available as of the preparation date of the Report that places the least burden on the minority shareholders.

Approving a share exchange at a ratio significantly lower than the market share price may lead to the comment from minority shareholders that such an action fails to even meet the notion highlighted in the M&A Guidelines, indicating the “realizable value without conducting M&A,” which all shareholders, including minority shareholders, should benefit from proportionate to their shareholdings. However, rejecting the Share Exchange on the grounds that it is a discounted proposal would mean a decision has been postponed despite the specific expectation that the Company will be delisted and bankrupt in just two months’ time, and does not ultimately protect the minority shareholders.

As a result, after gathering information to the extent possible (including the Fairness Opinion independently obtained by the Special Committee), the Share Exchange Ratio was approved as a measure that protects the maximum interest realistically attainable for the minority shareholders.

Based on a comprehensive consideration of the circumstances provided above, the fairness of terms and conditions of the Share Exchange (including the exchange ratio) are considered to have been secured.

(iv)	Whether the Share Exchange is not disadvantages to the minority shareholders

The matters requested to be discussed in matters for consultation (i) through (iii) are elements to consider when examining whether the Share Exchange is not disadvantageous to the minority shareholders.

It has been explained above that there are considered to be no issues with respect to matters for consultation (i) through (iii).

From the above, the Special Committee reports that the Share Exchange is not considered disadvantageous to the minority shareholders.

B	Approval of all Directors and Audit & Supervisory Board members, excluding Directors and Audit & Supervisory Board members who have interests

Among the Directors of the Company, Mr. Kensuke Miyaji holds an executive position at Mitsubishi Electric, and Mr. Tatsuo Takahashi and Mr. Yoshiyasu Matsushita are from Mitsubishi Electric. Thus, from the standpoint of avoiding any doubt of conflict of interest, the agenda regarding the Share Exchange which was brought before the Board of Directors’ meeting of the Company held on January 9, 2024, was deliberated by two directors of the Company, namely, Mr. Naoki Mabuchi and Mr. Masayuki Hirobe, and was unanimously approved. Thereafter, from the viewpoint of securing a quorum of the Board of Directors’ meeting, a total of four directors, including Mr. Tatsuo Takahashi and Mr. Yoshiyasu Matsushita, both of whom only held a position as an officer or employee of Mitsubishi Electric in the past and are considered to having a relatively low conflict of interest, participated and deliberated in the aforementioned Board of Directors’ meeting, and the four Directors unanimously resolved as aforementioned once more. Furthermore, among the Audit & Supervisory Board members of the Company, Mr. Masaki Hase, who holds an executive position at Mitsubishi Electric, and Mr. Osamu Oketani, who is considered as having an ongoing business relationship with Mitsubishi Electric, did not participate in the deliberation and the resolution conducted by the aforementioned two Directors, namely Mr. Naoki Mabuchi and Mr. Masayuki Hirobe, and neither did they participate in the deliberation conducted by the aforementioned four Directors nor have they expressed any opinion. Mr. Hiroyuki Higuchi, who only held a certain relationship with Mitsubishi Electric in the past and is considered to having a relatively low conflict of interest, participated in the deliberation conducted by the aforementioned four Directors, and expressed an opinion that he has no objection.

(4)	Matters Concerning the Appropriateness of the Amount of Capital and Capital Reserves of Mitsubishi Electric that will be the Wholly Owning Parent Company resulting from the Share Exchange

The increase in the amount of the capital and capital reserves of Mitsubishi Electric, which will become the wholly owning parent company resulting from the Share Exchange, will be adequately set out by Mitsubishi Electric in accordance with Article 39 of the Regulation on Corporate Accounting. Such treatment was decided after comprehensive consideration and examination of the financial position, capital policy, and other circumstances of Mitsubishi Electric and within the limits of laws and regulations, and are considered appropriate.

4.       Matters that Should be Taken into Consideration for the Exchange Consideration

(1)   Articles of Incorporation of Mitsubishi Electric

The articles of incorporation of Mitsubishi Electric are available on the Company’s website (https://www.kitakoudensha.co.jp) pursuant to laws and regulations and Article 16 of the articles of incorporation of the Company.

(2)   Share Conversion Method for the Exchange Consideration

(i)       Market for exchange consideration trading

The Mitsubishi Electric Stock is traded on the Prime Market of the TSE

(ii)       Persons conducting intermediary, brokerage and agency for the exchange consideration

The intermediary and brokerage, etc. for the transaction of the Mitsubishi Electric Stock is being conducted by financial instruments dealers (securities companies) in each country.

(iii)       Restrictions on the transfer or other disposal of exchange consideration, if any

Not applicable

(3)   Price if there is a Market Price for Exchange Consideration

Using the business day prior to the day the execution of the Share Exchange Agreement was announced (January 9, 2024) as a reference, the simple average closing price of the Mitsubishi Electric Stock on the Prime Market of the TSE during the one-month period, three-month period, and six-month period prior to the reference date was 2,010 yen, 1,930 yen and 1,922 yen, respectively.

The latest market price, etc. of the Mitsubishi Electric Stock can be viewed on the TSE website (https://www.jpx.co.jp/), etc.

(4)   Details of Balance Sheet for each Fiscal Year of Mitsubishi Electric Ended in the Past Five Years

Mitsubishi Electric has submitted a securities report pursuant to Article 24(1) of the Financial Instruments and Exchange Act for every fiscal year, so details of its balance sheets are omitted.

5.    Matters Concerning the Appropriateness of Provisions for Stock Acquisition Rights for Share Exchange

Not applicable.

6.    Financial Statements, etc.

(1)   Details of Financial Statements, etc. for the Last Fiscal Year of Mitsubishi Electric

The contents of calculation documents, etc. for the last fiscal year of Mitsubishi Electric (year ending March 31, 2023) are available on the Company’s website (https://www.kitakoudensha.co.jp) pursuant to laws and regulations and Article 16 of the articles of incorporation of the Company.

(2)	Details of Dispositions of Major Assets occurring after the End of the Last Fiscal Year, Burden of Major Liabilities, and Events that otherwise have a Material Effect on Company Assets

(i) The Company

A	The Company resolved at the Board of Directors’ meeting of the Company held on January 9, 2024 to conduct the Share Exchange with Mitsubishi Electric, wherein Mitsubishi Electric is the wholly owning parent company resulting from the share exchange and the Company is the wholly owned subsidiary resulting from the share exchange, and on the same day, concluded the Share Exchange Agreement. The details of the Share Exchange Agreement are stated in 2. “Outline of the Details of the Share Exchange Agreement” above.
B	Pursuant to the resolution of the Board of Directors’ meeting of the Company to be held no later than the day prior to the Effective Date of the Share Exchange, the Company plans to cancel all treasury shares it holds immediately prior to the Standard Time (including treasury shares to be acquired through the purchase of shares pertaining to appraisal rights as provided in Article 785(1) of the Companies Act to be exercised in connection with the Share Exchange) immediately prior to the Standard Time.
C	At the Board of Directors’ meeting of the Company held on January 9, 2024, the Company made a decision to decrease the amount of its capital and capital reserve as follows, and conditional on such decrease being effective, and after transferring the entire amount of the capital and capital reserve to be decreased to other capital surplus, to dispose of the capital surplus to compensate for a deficit of capital. See Proposal No. 3 “Reduction of capital and capital reserve, and disposal of capital surplus” for details.

Particulars
(A)	Reduction of capital amount
(a)	Amount of capital reduction 740,687,000 yen
(b)	Date the amount of capital reduction will become effective March 29, 2024 (scheduled)
(B)	Reduction of capital reserve amount
(a)	Amount of capital reserve reduction 687,087,000 yen
(b)	Date the amount of capital reserve reduction will become effective March 29, 2024 (scheduled)
(C)	Disposal of surplus
(a)	Type and amount of surplus reduction

Other capital surplus 1,427,795,150 yen

(b)	Type and amount of surplus increase

Surplus carried forward 1,427,795,150 yen

(ii) Mitsubishi Electric

Mitsubishi Electric resolved at the Executive Officers’ Meeting of Mitsubishi Electric held on January 9, 2024 to conduct the Share Exchange with the Company, wherein Mitsubishi Electric is the wholly owning parent company resulting from the share exchange and the Company is the wholly owned subsidiary resulting from the share exchange, and on the same day, concluded the Share Exchange Agreement. The details of the Share Exchange Agreement are stated in 2. “Outline of the Details of the Share Exchange Agreement” above.

Proposal No. 2 Abolition of the provisions regarding the number of shares constituting one unit and partial amendment of articles of incorporation

1.	Reasons for Proposal
(1)	In the event Proposal No. 1 for the Share Exchange is approved in its original form and the Share Exchange takes effect, the shareholder of the Company will be only Mitsubishi Electric, and there will be no need to set out the number of shares constituting one unit. As a result, conditional on the Share Exchange taking effect, the provisions on the number of shares constituting one unit will be abolished by deleting Article 7 (Number of Shares Constituting One Unit), Article 9 (Right of Shareholders with Less than One Unit of Stock to Request Sale), and Article 10 (Restriction of Rights of Shareholders with Less than One Unit of Stock) of the current articles of incorporation in full, and amending the wording of Article 8 (Share Handling Rules), and the numbering of provisions shall be adjusted based on such amendments.
(2)	In the event Proposal No. 1 for the Share Exchange is approved in its original form and the Share Exchange takes effect, the shareholder of the Company will be only Mitsubishi Electric, and it will not be necessary to set out the record date for voting rights at an ordinary general meeting of shareholders. As a result, conditional on the Share Exchange taking effect, Article 12 (Record Date) of the current articles of incorporation shall be deleted in full, and the numbering of provisions shall be adjusted based on such amendment.
(3)	In the event Proposal No. 1 for the Share Exchange is approved in its original form and the Share Exchange takes effect, the shareholder of the Company will be only Mitsubishi Electric, and there will be no need for provisions on an electric provision system for general meetings of shareholders. As a result, conditional on the Share Exchange taking effect, Article 16 (Electronic Provision Measures, etc.) of the current articles of incorporation shall be deleted in full, and the numbering of provisions shall be adjusted based on such amendments.

2.	Details of Amendments

The details of amendments are as follows. On the condition of Proposal No. 1 for the Share Exchange being approved in its original form at the extraordinary general meeting of shareholders and the Share Exchange taking effect, the partial amendment of the articles of incorporation in this proposal will take effect on the Effective Date of the Share Exchange (April 15, 2024).

(Amended parts are underlined)

Current articles of incorporation	Amendment proposal

(Number of Shares Constituting One Unit)

Article 7 The number of shares constituting one unit of the shares of the Company will be 100 shares.

(Share Handling Rules)

Article 8

The handling of shares and stock acquisition rights, including the entry or record in the register of shareholders and the register of stock acquisition rights, the purchase and additional purchase by the Company of fractional shares of less than one unit of stock, and the procedures and fees for the exercise of shareholder rights shall be decided in accordance with laws and regulations and the Articles of Incorporation, as well as the Share Handling Rules set out by the Board of Directors.

(Right of Shareholders with Less than One Unit of Stock to Request Sale)

Article 9 A shareholder who holds shares in the Company that are less than one unit may demand that the Company sell shares of a number sufficient to constitute a share unit when combined with the number of shares of less than one unit held by that shareholder (“Additional Purchase”).

(Deleted)

(Share Handling Rules)

Article 7

The handling of shares and stock acquisition rights, including the entry or record in the register of shareholders and the register of stock acquisition rights, and the procedures and fees for the exercise of shareholder rights shall be decided in accordance with laws and regulations and the Articles of Incorporation, as well as the Share Handling Rules set out by the Board of Directors.

(Deleted)

Current articles of incorporation	Amendment proposal

(Restriction of Rights of Shareholders with Less than One Unit of Stock)

Article 10 Shareholders of the Company with less than one unit of stock may not exercise rights other than the following rights.

(1)        Rights listed in Article 189(2) of the Companies Act

(2)        Right to request acquisition of shares with a put option.

(3)        Right to receive allotment of shares for subscription and share options for subscription.

(4)        Right to request Additional Purchase for shares constituting less than one unit in Article 9.

Article 11 (Omitted)

(Record Date)

Article 12

　　1 The Company shall deem any shareholder with voting rights entered or recorded in the final register of shareholders as of March 31 of each year to be a shareholder who is entitled to exercise rights as a shareholder at the ordinary general meeting of shareholders for such fiscal year.

　　 2 Notwithstanding the preceding paragraph, the Company may, whenever necessary, set a record date extraordinarily by a resolution of the board of directors after giving prior public notice.

Articles 13-15 (Omitted)

(Electronic Provision Measures, etc.)

Article 16

　　1 When convening a general meeting of shareholders, the Company shall provide the content of reference materials, etc. for the general meeting of shareholders in electronic form.

　　2 The Company may decide to omit some or all of the matters for which electronic provision measures are taken and which are set forth in an ordinance of the Ministry of Justice from the paper form of reference materials delivered by the reference date of the right to vote to shareholders who request such materials in paper form.

Articles 17-54 (Omitted)

(Deleted) Article 8 (No change) (Deleted) Articles 9-11 (No change) (Deleted) Articles 12-49 (No change)

Proposal No. 3 Reduction of capital and capital reserve, and disposal of capital surplus

The Company has pursued the soundness of its financial situation. As part of this, the Company intends to reduce its capital and capital reserve and dispose of capital surplus pursuant to Article 447(1) and Article 448(1) of the Companies Act in order to supplement the current shortfall in surplus carried forward. There will be no change in the total number of outstanding shares or net assets, and the number of owned shares and net asset value per share of shareholders will not be affected.

1.	Details of reduction of capital amount
(1)	Amount of capital reduction

The amount of capital will be reduced by 740,687,000 yen from 840,687,000 yen to 100,000,000 yen, and the entire amount of the capital reduction will be transferred to other capital surplus.

(2)	Date the amount of capital reduction will become effective

March 29, 2024 (scheduled)

2.	Reduction of capital reserve amount
(1)	Amount of capital reserve reduction

The entire amount of the capital reserve of 687,087,000 yen will be reduced to 0 yen, and the entire amount of the capital reserve reduction will be transferred to other capital surplus.

(2)	Date the amount of capital reserve reduction will become effective

March 29, 2024 (scheduled)

3.	Details of disposal of surplus

Pursuant to Article 452 of the Companies Act, conditional on the capital and capital reserve reductions in 1 and 2 above being effective, the Company will compensate for a deficit by appropriating the entire other capital surplus amount of 1,427,795,150 yen to surplus carried forward.

(1)	Type and amount of surplus reduction

Other capital surplus 1,427,795,150 yen

(2)	Type and amount of surplus increase

Surplus carried forward 1,427,795,150 yen

End

Location Map for General Meeting of Shareholders Venue

Venue:   8F Conference Room, Head Office
               KITA KOUDENSHA CORPORATION
               2-10-23, Kita 11-jō Nishi, Chuo-ku Sapporo-shi
               Tel: 011 (640) 2231

We will not be handing out gifts to participants of this year’s general meeting of shareholders. We thank you for your understanding.

Transit Five minutes’ walk from Exit 5 of Nijuyonken Station on the Subway Tozai Line
There is no parking at the venue, so please use public transportation.